Exhibit 2.1

Redactions with respect to certain portions hereof are denoted with “***”

STOCK PURCHASE AGREEMENT

by and among

BIOLIFE SOLUTIONS, INC.,
as Buyer

SCISAFE HOLDINGS, INC.,
as the Company

THE STOCKHOLDERS OF THE COMPANY NAMED HEREIN,
as the Sellers

and

GARRIE RICHARDSON

As the Seller Representative

Dated as of September 18, 2020

TABLE OF CONTENTS:

ARTICLE I PURCHASE OF COMPANY STOCK		1
1.1.	Purchase of Company Stock.	1
1.2.	Purchase Price.	1
1.3.	Closing Payments.	2
1.4.	Escrow.	2
1.5.	Estimated Closing Statement.	3
1.6.	Post-Closing Purchase Price Adjustment.	3
ARTICLE II EARNOUT.		5
2.1.	Earnout Payments.	5
2.2.	Determination of Earnout Payment.	6
2.3.	Future Operations.	6
2.4.	No Earnout During Breach of Non-Competition Agreement.	6
2.5.	Effect of Certain Events.	7
2.6.	Payment of Earnout on Event of Acceleration.	7
2.7.	Material Change in Circumstance.	7
ARTICLE III CLOSING		7
3.1.	Closing.	7
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES		8
4.1.	Organization and Qualification.	8
4.2.	Authorization and Binding Effect; Corporate Documentation.	8
4.3.	Title to the Purchased Shares.	9
4.4.	Capitalization.	9
4.5.	Subsidiaries.	9
4.6.	Non-Contravention.	10
4.7.	Financial Statements.	10
4.8.	Absence of Liabilities.	11
4.9.	Absence of Certain Changes.	11
4.10.	Title to and Sufficiency of Assets.	11
4.11.	Personal Property.	12
4.12.	Real Property.	12
4.13.	Intellectual Property.	12
4.14.	Compliance with Laws.	14
4.15.	Permits.	14
4.16.	Litigation.	14
4.17.	Contracts.	14
4.18.	Tax Matters.	16
4.19.	Environmental Matters.	17
4.20.	Employee Benefit Plans.	17
4.21.	Employees and Labor Matters.	18
4.22.	Insurance.	20
4.23.	Transactions with Related Persons.	20
4.24.	Bank Accounts.	21
4.25.	Suppliers and Customers; Products.	21
4.26.	Investment Intent.	21
4.27.	No Brokers.	21

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		22
5.1.	Organization and Qualification.	22
5.2.	Authorization.	22
5.3.	Non-Contravention.	22
5.4.	No Brokers.	22
5.5.	Litigation.	22
5.6.	SEC Filings and Buyer Financials.	22
5.7.	No Other Representations and Warranties.	23
ARTICLE VI OTHER AGREEMENTS		23
6.1.	Access and Information.	23
6.2.	Conduct of Business	24
6.3.	Notification of Certain Matters.	27
6.4.	Further Assurances.	28
6.5.	Confidentiality.	28
6.6.	Publicity.	28
6.7.	No Trading.	29
6.8.	Litigation Support.	29
6.9.	Agreement Regarding Intellectual Property.	29
6.10.	Release and Covenant Not to Sue.	30
6.11.	Tax Matters.	30
6.12.	Registration Statement.	32
6.13.	Audited Financial Statements.	32
ARTICLE VII CONDITIONS TO CLOSING		33
7.1.	Conditions to Each Party’s Obligations.	33
7.2.	Conditions to Obligations of the Seller Parties.	33
7.3.	Conditions to Obligations of Buyer.	34
7.4.	Frustration of Conditions.	36
ARTICLE VIII TERMINATION		36
8.1.	Termination.	36
8.2.	Effect of Termination.	37
8.3.	Fees and Expenses.	37
ARTICLE IX INDEMNIFICATION		37
9.1.	Survival.	37
9.2.	Indemnification by Sellers.	38
9.3.	Indemnification Procedures.	39
9.4.	Limitations on Indemnification.	41
9.5.	General Indemnification Provisions.	41
9.6.	Timing of Payment; Right to Set-Off.	42
9.7.	Exclusive Remedy.	42
9.8.	No Other Representations or Warranties; Schedules.	42
9.9.	Independent Investigation.	42
ARTICLE X GENERAL PROVISIONS		43
10.1.	Expenses	43
10.2.	Notices.	43
10.3.	Sellers Not Authorized to Act on Behalf of Buyer.	43
10.4.	Severability.	44

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10.5.	Assignment.	44
10.6.	No Third-Party Beneficiaries.	44
10.7.	Amendment; Waiver.	44
10.8.	Entire Agreement.	44
10.9.	Specific Performance.	44
10.10.	Governing Law; Jurisdiction; Waiver of Jury Trial.	45
10.11.	Interpretation.	45
10.12.	Mutual Drafting.	46
10.13.	Counterparts.	46
10.14.	Seller Representative.	46

EXHIBITS:

A     Definitions

B     Form of Non-Competition Agreement

C     Form of Employment Agreement

ANNEXES:

I      Sellers

II     Significant Company Stockholders

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of September 18, 2020, by and among (i) BioLife Solutions, Inc., a Delaware corporation (“Buyer”), (ii) SciSafe Holdings, Inc., a Delaware corporation (the “Company”), (iii) the stockholders of the Company set forth on Annex I hereto (collectively, “Sellers”, and together with the Company, the “Seller Parties”), and (iv) Garrie Richardson, in the capacity of the representative of the Sellers in accordance with this Agreement.

RECITALS

WHEREAS, Sellers own all of the issued and outstanding equity interests of the Company;

WHEREAS, Sellers desire to sell and convey to Buyer, and Buyer desires to purchase from Sellers, all of the issued and outstanding equity interests of the Company, subject to the terms and conditions set forth herein; and

WHEREAS, certain capitalized terms used herein are defined in Exhibit A below.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE OF COMPANY STOCK

1.1.     Purchase of Company Stock. At the Closing, and on the terms and subject to all of the conditions of this Agreement, Sellers will sell, transfer, assign and convey to Buyer, and Buyer will purchase and accept from Sellers, one hundred percent (100%) of the capital shares or other equity interests of the Company (the “Purchased Shares”), free and clear of any and all Liens.

1.2.     Purchase Price.

(a)      Upon the terms and subject to the conditions set forth in this Agreement, the aggregate consideration to be paid by Buyer for the Purchased Shares (the “Purchase Price”) shall be an amount equal to the sum of:

(i)     Fifteen Million Dollars ($15,000,000) in cash, payable at the Closing (the “Cash Consideration”) (for the avoidance of doubt, the Cash Consideration is subject to adjustment pursuant to Section 1.6);

(ii)     Fifteen Million Dollars ($15,000,000) in newly issued shares of Buyer Common Stock (the “Closing Stock Consideration” and such shares the “Closing Shares”), of Buyer Common Stock, payable at the Closing (except as otherwise set forth in Section 1.3(c)), with each share of Buyer Common Stock valued at the Buyer Common Stock Price (with the value determined in accordance with the definition of Buyer Common Stock Price); and

(iii)     If earned, up to an aggregate of Six Hundred Twenty Six Thousand (626,000) additional shares of Buyer Common Stock (the “Earnout Shares” and together with the Closing Shares, the “Consideration Shares”), payable after Closing in accordance with ARTICLE II.

1.3.     Closing Payments.

(a)      At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Seller Parties:

(i)     To the Sellers, an amount equal to the Closing Cash Consideration, by wire transfer in immediately available funds to such account or accounts as designated by the respective Sellers in the Estimated Closing Statement;

(ii)     The amount required to discharge in full at the Closing the Indebtedness (for clarity, the Excluded Indebtedness will not be discharged), if any, paid to the applicable creditor(s) (including Sellers, as applicable) as indicated on the Estimated Closing Statement;

(iii)     The amount required to discharge in full at the Closing the unpaid Transaction Expenses, if any, paid by Buyer to the applicable service provider(s) as indicated on the Estimated Closing Statement; and

(iv)     The Escrow Amount, paid to the Escrow Agent.

(b)     Prior to the Closing (which may be immediately prior thereto), the applicable Group Companies, at their election, either: (i) will declare and pay a dividend to its or their respective stockholders, in the aggregate that is equal to the amount of the Cash, with the result that all the Cash ultimately will be distributed to the Sellers or (ii) will repay a portion of the loan or loans made by the Sellers to a Group Company, prorata in the amount of their respective loans, in the aggregate that is equal to the amount of the Cash.

(c)     Except as provided in the next sentence, at the Closing, Buyer shall issue and deliver the Closing Shares to the respective Sellers. Notwithstanding the foregoing, Buyer shall not issue and deliver the Closing Shares to Garrie Richardson (the “Garrie Richardson Shares”) until the Delivery Date.

(d)     The Closing Cash Consideration paid, and Closing Shares issued, shall be paid or issued, as applicable, to each Seller in the percentage set forth in Annex I. The parties acknowledge that the Closing Cash Consideration shall be subject to adjustment after the Closing as set forth in Section 1.6.

(e)     Additionally, after the Closing, subject to the terms and conditions set forth in this Agreement, Sellers shall have the right to receive certain contingent Earnout Payments as part of the Purchase Price if the requirements for such Earnout Payments as set forth in this Agreement are met in accordance with the terms and conditions hereof.

1.4.     Escrow. At or prior to the Closing, Buyer, the Stockholder Representative, and Continental Stock Transfer & Trust Company or a mutually agreeable escrow agent (the “Escrow Agent”), shall enter into an escrow agreement, in form and substance reasonably satisfactory to the parties (the “Escrow Agreement”). At the Closing, Buyer shall pay to the Escrow Agent by wire transfer in immediately available funds to such account as designated by the Escrow Agent an amount in cash equal to ten percent (10%) percent of the Cash Consideration (the “Escrow Amount”), to be set aside by the Escrow Agent for a period of 12 months in a separate escrow account (the “Escrow Account”) and held, invested and disbursed by the Escrow Agent, in each case in accordance with the terms and conditions of the Escrow Agreement. The Escrow Amount shall serve as a security for, and a source of payment of, the Indemnified Parties’ indemnity rights pursuant to ARTICLE IX and any post-Closing Purchase Price adjustment.

1.5.    Estimated Closing Statement. No later than three (3) days prior to the Closing, the Company will have delivered to Buyer a certificate signed by the Chief Executive Officer of the Company (the “Estimated Closing Statement”) and reasonably acceptable to Buyer, setting forth Sellers’ good faith estimate (including all calculations in reasonable detail) based on the financial statement and books and records of the Company of (i) the Net Working Capital, and attaching an estimated consolidated balance sheet of the Company as of the Closing, (ii) the amount that the Net Debt will be on the Closing Date, (iii) the amount the Indebtedness will be on the Closing Date, identifying the amount owed to each creditor thereof, together with payoff letters from the Company’s creditors (including Sellers, as applicable) in form and substance reasonably acceptable to Buyer (for clarity, a payoff letter will not be obtained with respect to the Excluded Indebtedness, and the Excluded Indebtedness will not be paid off at Closing), and (iv) the amount the unpaid Transaction Expenses will be on the Closing Date, including the amount owed to each payee thereof. The Estimated Closing Statement shall be prepared applying the definitions of Net Working Capital, Net Debt and Transaction Expenses contained herein. The Estimated Closing Statement shall also include the wire transfer instructions for any payments of the Cash Consideration to be made under Section 1.3.

1.6.     Post-Closing Purchase Price Adjustment.

(a)     As soon as practicable (but in any event within ninety (90) days) after the Closing, Buyer will prepare and deliver to the Seller Representative a certificate, executed by an authorized officer of Buyer (“Buyer Closing Statement”), that sets forth Buyer’s determination (along with Buyer’s detailed calculation thereof) of (i) the detailed calculation of the Net Working Capital, as of the Closing Time, (ii) the proposed Working Capital Adjustment Amount, (iii) the Net Debt, as of the Closing Time, and (iv) the amount (if any) of Transaction Expenses that were not paid as of the Closing. An unaudited balance sheet of the Group Companies as of the Closing Time shall be included with the Buyer Closing Statement (“Closing Date Balance Sheet”), and references in this Agreement to Buyer Closing Statement shall include the Closing Date Balance Sheet. The calculation of the Net Working Capital shall be derived from the Closing Date Balance Sheet and prepared consistent with past practice of the Group Companies, as set forth in Schedule 1.6(a).

(b)     The Seller Representative will have forty-five (45) days after its receipt of the Buyer Closing Statement to review it. To the extent reasonably required to complete their review of the Buyer Closing Statement, the Seller Representative and its Representatives will be provided with reasonable access to the books, records, working papers, schedules, memoranda and other documents of Buyer and the Company used to prepare the Buyer Closing Statement, Buyer’s and the Company’s finance personnel, financial systems and any other information of the Company that the Seller Representative reasonably requests relating to the determination of the Purchase Price, and Buyer and the Company shall cooperate with the Seller Representative and its Representatives in connection therewith. The Seller Representative may deliver notice to Buyer on or prior to the forty-fifth (45th) day after receipt of the Buyer Closing Statement specifying in reasonable detail all disputed items and the basis therefor. If the Seller Representative fails to deliver such notice in such forty-five (45) day period, the Seller Representative (on behalf of Sellers) will have waived its right to contest the Buyer Closing Statement. If the Seller Representative notifies Buyer of any objections to the Buyer Closing Statement in such forty-five (45) day period, the Seller Representative and Buyer will, within twenty (20) days following the date of such notice, attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If at the conclusion of such twenty (20) day period Buyer and the Seller Representative have not reached an agreement on any objections with respect to the Buyer Closing Statement, then upon the request of either Buyer or the Seller Representative, the parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.6(c).

(c)     If a dispute with respect to the Buyer Closing Statement is submitted in accordance with this Section 1.6 to the Independent Expert for final resolution, the parties will follow the procedures set forth in this Section 1.6(c). Each of the Seller Representative and Buyer agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by (i) Buyer in the proportion that the aggregate dollar amount of the disputed items submitted to the Independent Expert by Buyer that are unsuccessfully disputed by Buyer (as finally determined by the Independent Expert) bears to the aggregate dollar amount of disputed items submitted by Buyer and the Seller Representative, and (ii) Sellers in the proportion that the aggregate dollar amount of the disputed items submitted to the Independent Expert by the Seller Representative that are unsuccessfully disputed by the Seller Representative (as finally determined by the Independent Expert) bears to the aggregate dollar amount of disputed items submitted by Buyer and the Seller Representative. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute under this Section 1.6 before the Independent Expert will be borne by the party incurring such cost and expense. The Independent Expert will resolve only those issues (including determining the correct calculations to be used) still in dispute as of the date that Buyer or the Seller Representative receives notice from the other party that such other party has elected to resolve a dispute under this Section 1.6 using the Independent Expert, and the Independent Expert’s determination will be based solely upon (i) whether such item objected to was prepared consistent with the terms and conditions of this Agreement concerning determination of the amount and (ii) whether the item objected to contains a mathematical or clerical error. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by Buyer and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by Buyer or the Seller Representative in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and Buyer will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.6, and may not assign a value to any item greater than the greatest value for such item claimed by Buyer or the Seller Representative or less than the smallest value for such item claimed by Buyer or the Seller Representative. It is the intent of the parties hereto that the process set forth in this Section 1.6(c) and the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and Buyer will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to Buyer and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder. The term “Final Statement” will mean the definitive statement agreed to by the Seller Representative and Buyer in accordance with Section 1.6(b) or the definitive Buyer Closing Statement resulting from the determination made by the Independent Expert in accordance with this Section 1.6(c). The Net Working Capital as finally determined pursuant to the Final Statement is referred to in this Agreement as the “Final Net Working Capital”.

(d)     If the Final Net Working Capital exceeds the Target Working Capital then Buyer shall pay to the Sellers an amount equal to the Final Net Working Capital minus the Target Working Capital (“Buyer Adjustment Amount”). The foregoing payment shall be made to the Sellers (in accordance with the percentages set forth in Annex I), within ten (10) Business Days after the determination of the Final Statement in an amount in cash equal to the Buyer Adjustment Amount by wire transfer in immediately available funds to such account as designated by Sellers in writing.

(e)     If the Target Working Capital exceeds the Final Net Working Capital then Buyer and the Seller Representative shall jointly instruct in writing the Escrow Agent to release from the Escrow Account to Buyer an amount in cash equal to the Target Working Capital minus the Final Net Working Capital (the “Seller Adjustment Amount”).

ARTICLE II

EARNOUT.

2.1.    Earnout Payments. After the Closing, subject to the terms and conditions set forth herein, Sellers shall have the contingent right to receive additional payments of Purchase Price based on the performance of the Company, during the calendar years 2021, 2022, 20023 and 2024 (each such calendar year, an “Earnout Year” and such four-year calendar period, the “Earnout Period”), if the requirements as set forth in this ARTICLE II are met. Earnout Shares, with respect to each Earnout Payment where the Earnout Target is achieved, will be issued to each Seller in the percentage set forth in Annex I.

(a)     In the event that the SciSafe Revenue for the calendar year ending December 31, 2021 is equal to or greater than *** Dollars ($***) then, subject to the terms and conditions of this Agreement, the Sellers shall be entitled to receive *** shares of Buyer Common Stock (the “2021 Earnout Payment”), as additional consideration for the Purchased Shares.

(b)     In the event that the SciSafe Revenue for the calendar year ending December 31, 2022 is equal to or greater than *** Dollars ($***) then, subject to the terms and conditions of this Agreement, the Sellers shall be entitled to receive *** shares of Buyer Common Stock (the “2022 Earnout Payment”), as additional consideration for the Purchased Shares.

(c)      In the event that the SciSafe Revenue for the calendar year ending December 31, 2023 is equal to or greater than *** Dollars ($***) then, subject to the terms and conditions of this Agreement, the Sellers shall be entitled to receive *** shares of Buyer Common Stock (the “2023 Earnout Payment”), as additional consideration for the Purchased Shares.

(d)     In the event that the SciSafe Revenue for the calendar year ending December 31, 2024 is equal to or greater than *** Dollars ($***) then, subject to the terms and conditions of this Agreement, the Sellers shall be entitled to receive *** shares of Buyer Common Stock (the “2024 Earnout Payment”; together with the 2021 Earnout Payment, the 2022 Earnout Payment and the 2023 Earnout Payment, the “Earnout Payments”), as additional consideration for the Purchased Shares.

For the avoidance of doubt, if the applicable earnout target (as set forth in subparts (a) through (d) above, as applicable, the “Earnout Target”) is not met for a given Earnout Year within the Earnout Period, no Earnout Shares shall be required to be issued by Buyer for such year. Failure to qualify for an Earnout Payment in any Earnout Year during the Earnout Period shall not prevent Sellers from being able to receive an Earnout Payment in a subsequent Earnout Year during the Earnout Period. The Earnout Payment for any Earnout Year will be paid by the issuance of the associated Earnout Shares within forty five (45) days after Buyer files its audited financial statements for the most recent fiscal year with the SEC (but in no event later than 180 days following the end of the applicable calendar year); provided that if there is dispute regarding the SciSafe Revenue and such 180 day period has passed such issuance, if required, shall be made within five (5) Business Days after the final determination of the Earnout Payment for such Earnout Year in accordance with Section 2.2. Each Seller acknowledges that the Earnout Payments included in the Purchase Price are contingent based on the performance of the Company after the Closing as set forth in this ARTICLE II, and that if the requirements for the payment of the Earnout Payments as set forth in this ARTICLE II are not met in accordance with the terms hereof, the Earnout Payments portion of the Purchase Price may not be paid to Sellers, and Sellers shall have no right to receive such portion of the Purchase Price.

2.2.     Determination of Earnout Payment. As soon as practicable (but in no event later than five (5) Business Days) after Buyer files its Annual Report on Form 10-K for each Earnout Year (which Form 10-K shall include Buyer’s financial statements for such Earnout Year), Buyer will prepare and deliver to the Seller Representative a written statement (each, an “Earnout Statement”) that sets forth Buyer’s determination in accordance with the terms of this ARTICLE II of whether the Earnout Target was satisfied for such Earnout Year, including the Company’s revenue and the SciSafe Revenue for such Earnout Year. The Seller Representative will have twenty (20) days after its receipt of an Earnout Statement to review it. To the extent reasonably required to complete its review of such Earnout Statement, the Seller Representative and its Representatives will be provided with reasonable access to the books, records and working papers of Buyer and its Affiliates used to prepare such Earnout Statement, each of their respective finance personnel and any other information of Buyer or its Affiliates that the Seller Representative reasonably requests relating to the determination of the Earnout Payment for such Earnout Year (in each case, with any such information subject to Section 6.5), and Buyer and its Affiliates shall cooperate with the Seller Representative and its Representatives in connection therewith. The Seller Representative may deliver notice to Buyer on or prior to the twentieth (20th) day after receipt of an Earnout Statement specifying in reasonable detail all disputed items and the basis therefor. If the Seller Representative fails to deliver such notice in such twenty (20) day period, the Seller Representative (on behalf of the Sellers) will have waived its right to contest such Earnout Statement and the calculations set forth therein of the Earnout Payment and the SciSafe Revenue for such Earnout Year. If the Seller Representative notifies Buyer of any objections to an Earnout Statement in such twenty (20) day period, the Seller Representative and Buyer will, within for a period of twenty (20) days following the date of such notice, attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If at the conclusion of such twenty (20) day period Buyer and the Seller Representative have not reached an agreement on any objections with respect to the Earnout Statement, then upon then upon request of either party the parties will resolve the dispute by way of the dispute resolution procedure in Section 1.6(c).

2.3.     Future Operations. Following the Closing (including during the Earnout Period), Buyer and its Affiliates, including the Company, will be entitled to operate their respective businesses based upon the business requirements of Buyer and its Affiliates. Each of Buyer and its Affiliates, including the Company will be permitted, following the Closing (including during the Earnout Period), to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the achievement of the Earnout Payments by Sellers, and Sellers will have no right to claim the loss of all or any portion of an Earnout Payment or other damages as a result of such decisions so long as such changes are not made in bad faith where a purpose is the purpose of reducing the amounts of any Earnout Payment that would otherwise be payable to Sellers.

2.4.     No Earnout During Breach of Non-Competition Agreement. Notwithstanding anything to the contrary contained in this Agreement, it is the intent of the parties that the Earnout Payments will be made to Sellers only if Sellers are in compliance with their obligations under the Non-Competition Agreement. Accordingly, without limiting any other remedies available to Buyer under this Agreement or the Ancillary Documents or under applicable Law, should any Seller at any time following the Closing breach its obligations under the Non-Competition Agreement, then during the continuance of such breach (the “Noncompliance Period”), no Earnout Payment shall be made to Sellers. If a breach of the Non-Competition Agreement is cured, then Buyer’s obligation to deliver the Earnout Payments to Sellers in accordance with this Agreement shall resume commencing on the next succeeding day; provided, that the Company’s revenue for any Earnout Year which includes a Noncompliance Period shall be multiplied by a fraction equal to (i) (A) the total number of days in such Earnout Year, minus (B) the total number of days of any Noncompliance Periods during such Earnout Year, divided by (ii) the total number of days in such Earnout Year.

2.5.     Effect of Certain Events. If during the Earnout Period a Growth Event occurs, then the SciSafe Revenue shall be computed taking into consideration the financial results of the Growth Event on the financial results of the Company. For purposes of this Agreement, “Growth Event” means ***.  For the avoidance of doubt, if during the Earnout Period the Company expands a line of business engaged in by the Company as of the Closing Date, then the SciSafe Revenue shall be computed taking into consideration the financial results of the expansion. Further, for avoidance of doubt, the acquisition after the Closing Date by the Buyer, either directly or through or any of its Subsidiaries (other than the Group Companies), of a cold storage business or another business engaged in operations substantially similar to the Buyer’s current operations, shall not be deemed a Growth Event. Buyer and the Company hereby agree during the Earnout Period to use their commercially reasonable efforts to maintain a financial reporting system that enables the parties to calculate the Earnout Payments for purposes of this ARTICLE II.

2.6.     Payment of Earnout on Event of Acceleration. Notwithstanding anything to the contrary in this Agreement, if an Event of Acceleration occurs before the conclusion of the Earnout Period, then (a) Buyer shall give the Seller Representative prompt written notice of the occurrence of the Event of Acceleration and (b) immediately prior to the effective time of the Event of Acceleration, the Earnout Payment with respect to the current year, and all subsequent Earnout Payments for the remainder of the Earnout Period, shall be made to the Sellers.

2.7.     Material Change in Circumstance.    Notwithstanding anything to the contrary in this Agreement, the parties shall have an obligation to negotiate in good faith if there is a material change in circumstances that potentially frustrates one or more Earnout Payments.

ARTICLE III

CLOSING

3.1.    Closing. The parties agree that the Closing, should it occur, shall take place on September 30, 2020, unless Buyer and the Seller Representative agree, in writing, to an earlier or later date. The date on which the Closing actually occurs will be referred to as the “Closing Date.” Unless otherwise agreed by the parties, the Closing shall take place by conference call and electronic transmission of signature pages, followed by exchange of original signatures by overnight delivery if requested, in order to avoid the necessity of a Closing at which all parties are present in person. The parties agree that to the extent permitted by applicable Law and GAAP, the Closing will be deemed effective as of 11:59 p.m. (New York City time) on the Closing Date (the “Closing Time”). At the Closing, the events set forth in Section 7.2(c) and Section 7.3(d) will occur, it being understood that the performance or tender of performance of all matters set forth in Section 7.2(c) and Section 7.3(d) are mutually concurrent conditions which may be waived by the party of whose benefit they are intended.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except as set forth in the disclosure schedules delivered by the Seller Parties to Buyer (the “Company Disclosure Schedules”) (and subject to the right to modify or amend the Company Disclosures Schedules as set forth in Section 10.15), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Seller Parties hereby jointly and severally represent and warrant to Buyer (except with respect to Sections 4.2(a), 4.3, 4.6(a), and 4.26, which representations are made by each Seller individually) as of the date of this Agreement and the Closing Date, as follows:

4.1.     Organization and Qualification. Each Group Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and has full power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it. Each Group Company is duly licensed or qualified to do business, and is in good standing as a foreign entity, in all jurisdictions in which its assets or the operation of its business makes such licensing or qualification necessary, all of which jurisdictions are listed on Schedule 4.1, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect. Each Group Company has all requisite power and authority to own, lease or use, as the case may be, its properties and business. Except as set forth in Schedule 4.1, during the past five (5) years, no Group Company has been known by or used any corporate, fictitious or other name in the conduct of the respective Group Company’s business or in connection with the use or operation of its respective assets. Schedule 4.1 lists all current directors and officers of each Group Company, showing each such Person’s name and positions.

4.2.     Authorization and Binding Effect; Corporate Documentation.

(a)     Each Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Seller. Each of this Agreement and each Ancillary Document to which a Seller is or is required to be a party has been duly executed and delivered by each such Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as the enforceability thereof may be limited by the Permitted Exceptions.

(b)     The Company has full power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, including requisite board of directors and stockholder approval of the Company. Each of this Agreement and each Ancillary Document to which the Company is or is required to be a party has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by the Permitted Exceptions.

(c)     The copies of the Governing Documents of the Company, as amended to date, copies of which have heretofore been delivered to Buyer, are true, complete and correct copies of the Governing Documents of the Company, as amended through and in effect on the date hereof. The minute books and records of the proceedings of the Company, copies of which have been delivered to Buyer, are true, correct and complete in all material respects.

4.3.     Title to the Purchased Shares. Each Seller has good, valid and marketable title to its respective Purchased Shares, free and clear of any and all Liens, and upon delivery of the Purchased Shares to Buyer on the Closing Date in accordance with this Agreement, and upon Buyer’s payment of the Purchase Price payable at the Closing in accordance with Section 1.3, the entire legal and beneficial interest in the Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Buyer), will pass to Buyer.

4.4.     Capitalization. The authorized capital stock of the Company consists of: (i) 50,000 shares of voting common stock, par value $1.00 per share, 900 of which are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, Sellers are the beneficial and record owner of all of the issued and outstanding equity interests of the Company, with each Seller owning the equity interests in the Company set forth on Schedule 4.4. The Purchased Shares to be delivered by Sellers to Buyer constitute all of the issued and outstanding equity interests of the Company. All of the issued and outstanding equity interests of the Company (i) have been duly and validly issued, (ii) are fully paid and nonassessable (to the extent applicable) and (iii) were not issued in violation of any preemptive rights or rights of first refusal or first offer. There are no issued or outstanding options, warrants or other rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company, or preemptive rights or rights of first refusal or first offer with respect to the equity securities of the Company, nor are there any Contracts, commitments, understandings, arrangements or restrictions to which a Seller Party is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, nor, except as set forth on Schedule 4.4, are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the equity securities of the Company. All of the equity securities of the Company have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws.

4.5.    Subsidiaries. Schedule ☒4.5 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized capital stock or other equity interests (if applicable), (c) the number of issued and outstanding shares of capital stock or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, were offered, sold and delivered in compliance with all applicable Laws governing the issuance of securities, are fully paid and nonassessable, and are owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Governing Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Governing Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Except for the equity interests of the Subsidiaries listed on Schedule ☒4.5, the Company does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of, or otherwise Control, any Person. Other than as set forth on Schedule ☒4.5, no Group Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of any Group Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.6.     Non-Contravention.

(a)     Except as set forth on Schedule 4.6(a), neither the execution, delivery and performance of this Agreement or any Ancillary Documents by any Seller, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with any provision of the Governing Documents of the Company, (b) violate or conflict with any Law or Order to which any Seller, their respective assets or the Purchased Shares are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of any Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which a Seller is a party or by which a Seller, their respective assets or the Purchased Shares may be bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on any Purchased Shares or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person.

(b)     Except as set forth on Schedule 4.6(b), neither the execution, delivery and performance of this Agreement or any Ancillary Documents by the Company, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with any provision of the Governing Documents of the Company, (b) violate or conflict with any Law or Order to which any Group Company or their respective assets are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of any Group Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which any Group Company is a party or by which any Group Company or their respective assets may be bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on any assets of any Group Company or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person

4.7.    Financial Statements. Attached to Schedule 4.7 are true and correct copies of (i) the unaudited balance sheet, income statement, statement of stockholder’s equity and statement of cash flows for the Company as of and for the fiscal year ended December 31, 2019, and (ii) the unaudited balance sheet of the Company as of June 30, 2020 and the related unaudited income statement and statement of cash flows for the six (6) fiscal month period then ended (such financial statements described in clauses (i) and (ii), collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with the books and records of the Company, are true, correct and complete in all material respects, and present fairly and accurately in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the periods specified therein. Except as set forth in Schedule 4.7, the Financial Statements have been prepared in accordance with GAAP, consistently applied throughout and among the periods indicated (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount). The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for its assets, (iv) access to its assets is permitted only in accordance with management’s authorization, (v) the reporting of its assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.8.    Absence of Liabilities. None of the Group Companies have any Liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP except (a) Liabilities that are accrued or reserved against and reflected on the balance sheet of the Company as of December 31, 2019, (b) Liabilities that are listed on Schedule 4.8, (c) immaterial Liabilities that have arisen in the Ordinary Course of Business (other than liabilities for breach of any Contract or violation of any Law) since December 31, 2019, and (d) obligations to be performed after the date hereof under any Contracts which are disclosed on Schedule 4.11, 4.12, or 4.17(a).

4.9.     Absence of Certain Changes. Except as set forth on Schedule 4.9, since December 31, 2019: (a) the Group Companies have conducted their respective businesses only in the Ordinary Course of Business, and (b) there has not been any change in or development with respect to any Group Company’s business, operations, condition (financial or otherwise), results of operations, assets or Liabilities, except for changes and developments which have not had, and are not reasonably likely to have, a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 4.9, since December 31, 2019, no Group Company has: (i) suffered any loss, damage, destruction or other casualty in excess of $50,000 in the aggregate, whether or not covered by insurance; (ii) incurred, assumed or become subject to, whether directly or by way of guarantee or otherwise, any Liability except for trade or business obligations incurred in the Ordinary Course of Business in connection with the purchase of goods and services; (iii) sold, transferred, leased or otherwise disposed of any material assets (other than in the Ordinary Course of Business) or permitted or allowed any of its material assets to be subject to any Lien (other than the Permitted Liens); (iv) instituted, settled or agreed to settle any Action before any Governmental Authority; (v) entered into or terminated any material transaction or Contract other than in the Ordinary Course of Business; (vi) instituted any increase in the compensation payable to any of their employees or under any Benefit Plan other than in the Ordinary Course of Business, or adopted any new Benefit Plans; (vii) made any capital expenditure or commitment therefore for additions to its property, facilities or equipment outside of the Ordinary Course of Business; (viii) made any change in any method of its accounting or accounting practices or any change in its depreciation or amortization policies or rates theretofore adopted or revalued any of its assets; or (ix) agreed or committed, whether in writing or otherwise, to take any action described in this Section 4.9.

4.10.   Title to and Sufficiency of Assets. Each Group Company has good and marketable title to, or legally enforceable rights to use, all of its assets, free and clear of all Liens other than Permitted Liens. The assets of the respective Group Company constitutes all of the assets, rights and properties that are used or held for use in the operation of the respective Group Company’s business as it is now conducted, and taken together, are adequate and sufficient for the operation of the respective Group Company’s business as currently conducted. Immediately following the Closing, subject to obtaining the consent of the other party to the Contract (as set forth in Schedule 7.3(d)(vi)), all of the assets of the respective Group Company will be owned, leased or available for use by the respective Group Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, the respective Group Company owns, leases, uses or holds available for use such assets.

4.11.   Personal Property. All items of Personal Property of the Company with a book value or fair market value of greater than Twenty-Five Thousand Dollars ($25,000) are set forth on Schedule 4.11. All such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are adequate for the use to which it is being put in the Company’s business. Schedule 4.11 contains an accurate and complete list and description of leases in respect of the Personal Property (collectively, the “Personal Property Leases”). The Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. With respect to the Personal Property Leases, there are no existing material defaults under the applicable lease by the Company or, to the Knowledge of the Company, any other party thereto, and no event of default on the part of the Company or, to the Knowledge of the Company, on the part of any other party thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder. Sellers have delivered to Buyer true and correct copies of the Personal Property Leases (along with any amendments thereto).

4.12.   Real Property. Schedule 4.12 contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by a Group Company (the “Leased Premises”), and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (collectively, the “Leases”), as well as the current annual rent and term under each Lease. Sellers have provided to Buyer a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of the Group Company under any Lease. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default by any other party under any Lease, and no Group Company has received notice of any such condition. To the Knowledge of the Company, no Group Company has waived any rights under any Lease which would be in effect at or after the Closing. The Company is in quiet possession of the Leased Premises. All leasehold improvements and fixtures located on the Leased Premises are, to the Knowledge of the Company, in good operating condition and repair, subject to ordinary wear and tear, and not in need of maintenance or repair except for ordinary routine maintenance and repair. No Group Company has ever owned any real property or any interest in real property (other than the leasehold interests in the Leases).

4.13.    Intellectual Property.

(a)     Schedule 4.13(a) sets forth: (i) all U.S. and foreign registrations of Intellectual Property (and applications therefor) owned or licensed by a Group Company or otherwise used or held for use by a Group Company in which a Group Company is the owner, applicant or assignee (“Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company or respective Group Company; and (iii) all licenses, sublicenses and other agreements or permissions (“IP Licenses”) (other than shrink wrap licenses or other licenses for software with an annual license fee of $50,000 or less (which are not required to be listed, but are “IP Licenses” as that term is used herein), under which a Group Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation payable by a Group Company, if any. To the Knowledge of Company, the respective Group Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the respective Group Company, and previously used or licensed by the Company or respective Group Company, except for the Intellectual Property that is the subject of the IP Licenses. To the Knowledge of Company, all Registered IP is valid, in force and in good standing, and not subject to any challenge of any kind, and owned exclusively by the respective Group Company, and as of the Closing Date all maintenance fees then due with respect to the Registered IP shall have been paid by the Company or the respective Group Company. Except as provided in Schedule 4.13(c), no Group Company has licensed or sublicensed out any of its owned or licensed Intellectual Property.

(b)     To the Knowledge of Company, the respective Group Company has a valid and enforceable license to use all Intellectual Property that is the subject of the IP Licenses. To the Knowledge of Company, the respective Group Company has performed all obligations imposed on it by the IP Licenses, has made all payments required to date, and is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(c)     Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Group Company is the licensor (an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Group Company, if any. The respective Group Company has performed all obligations imposed on it by the Outbound IP Licenses, and is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d)     To the Knowledge of Company, no Action is pending or, to the Knowledge of the Company, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently licensed, owned, used or held for use by a Group Company. To the Knowledge of Company, no Group Company has received any written notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of any Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of a Group Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which a Group Company is a party or is otherwise bound that (i) restrict the rights of a Group Company to use, transfer, license or enforce any Intellectual Property owned by a Group Company, (ii) restrict the conduct of the business of a Group Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Group Company. To the Knowledge of Company, no Group Company is currently infringing, misappropriating or violating, and no Group Company has in the past infringed, misappropriated or violated, any Intellectual Property of any other Person. To the Knowledge of the Company, no other Person is infringing upon, has misappropriated or is otherwise violating any Intellectual Property of a Group Company. To the Knowledge of Company, each Group Company and its respective Representatives have materially complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information, as well as the privacy policies and guidelines of the respective Group Company.

(e)     To the extent appropriate and applicable, each independent contractor (including consultants) of each Group Company has assigned to the respective Group Company all Intellectual Property, arising from the services performed for the respective Group Company by such Person. To the Knowledge of Company, no current or former officers, employees or independent contractors of a Group Company have claimed any ownership interest in any Intellectual Property owned by a Group Company. To the Knowledge of the Company, there has been no violation of any Group Company’s policies or practices related to protection of a Group Company’s Intellectual Property or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Group Company.

4.14.   Compliance with Laws. Each Group Company is (and has within the past three years been) in compliance in all material respects with all Laws and Orders applicable to the respective Group Company, its assets, employees or business or the Purchased Shares. None of the operation, activity, conduct and transactions of a Group Company or the ownership, operation, use or possession of its respective assets or the employment of its respective employees materially conflicts with the rights of any other Person or materially violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a material default, right to accelerate or loss of rights under, any terms or provisions of any Lien, Contract or any Law or Order to which the respective Group Company is a party or by which the respective Group Company or its respective assets, business or employees or the Purchased Shares may be bound or affected. Within the past three years, no Group Company has received any written or, to the Knowledge of the Company, oral notice of any actual or alleged violation or non-compliance with Laws applicable to the operations of its business.

4.15.    Permits. Each Group Company owns or possesses all right, title and interest in all material Permits required to own its respective assets and conduct its respective business as now being conducted. All Permits of the of the Group Companies are listed on Schedule 4.15 and are valid and in full force and effect, and each Group Company is in compliance in all material respects with the terms and conditions of its respective Permits. No loss, revocation, cancellation, suspension, termination or expiration of any Permit is pending or to the Knowledge of the Company, threatened, other than expiration or termination in accordance with the terms thereof. No Group Company has received any written or, to the Knowledge of the Company, oral notice from any Governmental Authority of any actual or alleged violation or non-compliance regarding any such Permit.

4.16.    Litigation. Except as described on Schedule 4.16, there is no (a) Action of any nature pending or, to the Knowledge of the Company, threatened, or (b) Order pending now or rendered by a Governmental Authority in the past five (5) years, in either case of clauses (a) or (b), by or against any Group Company, any of their respective current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Group Company must be related to the Group Company’s business or assets or the Purchased Shares), any of their respective businesses or assets or the Purchased Shares. The items listed on Schedule 4.16, (i) are fully covered under the insurance policies of the Company and (ii) if finally determined adverse to a Group Company, will not have, either individually or in the aggregate, a Material Adverse Effect. During the past five (5) years, none of the Company’s current or former officers, senior management or directors have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.17.    Contracts.

(a)     Schedule 4.17(a) contains a complete, current and correct list of all of the following types of Contracts to which a Group Company is a party, by which any of its respective properties or assets are bound, or under which a Group Company otherwise has material obligations, with each such responsive Contract identified by each corresponding category (i) – (xi) below: (i) any Contract with any Top Customer or Top Supplier; (ii) any Contract or group of related Contracts which involve expenditures or receipts by a Group Company that require payments or yield receipts of more than One Hundred Thousand Dollars ($100,000) in any twelve (12) month period; (iii) any Contract with any of its officers, directors, employees, consultants or Affiliates (other than at-will employment arrangements with employees entered into the Ordinary Course of Business), including all non-competition, severance, and indemnification agreements; (iv) any agreement presently in effect for the license of any Intellectual Property involving the payment by or to a Group Company in excess of Fifty Thousand Dollars ($50,000) per year; (v) any power of attorney (other than those relating to Tax); (vi) any partnership, joint venture, profit-sharing or similar agreement entered into with any Person; (vii) all Contracts (other than with Buyer) relating to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of a Group Company, its business or material assets outside of the Ordinary Course of Business; (viii) any loan agreement, agreement of indebtedness, credit, note, security agreement, guarantee, mortgage, indenture or other document relating to Indebtedness, borrowing of money or extension of credit by or to a Group Company in excess of Fifty Thousand Dollars ($50,000); (ix) any material settlement agreement entered into within three (3) years prior to the date of this Agreement or under which a Group Company has outstanding obligations (other than customary obligations of confidentiality); (x) any Contract granting, licensing, sublicensing or otherwise transferring any Intellectual Property of a Group Company other than licenses of a Group Company’s Intellectual Property included in a Group Company’s form customer agreements entered into in the Ordinary Course of Business; and (xi) any agreement entered into outside the Ordinary Course of Business and presently in effect, involving payment to or obligations of in excess of Twenty Five Thousand Dollars ($25,000), not otherwise described in this Section 4.17(a). All oral Contracts that are responsive to the categories listed above are identified in the Company Disclosure Schedules; provided, however, that rights that may be granted to an at-will employee under the Laws of an applicable state are deemed to not be an oral contract between a Group Company and the employee for purposes of this Agreement. True and correct copies of all the Contracts required to be listed in Schedule 4.17(a) (including any amendments, modifications or supplements thereto) have been provided to Buyer.

(b)     Except as set forth in Schedule 4.17(b), no Group Company is a party to or bound by any Contract containing any covenant (i) limiting in any respect the right of the Group Company or its Affiliates to engage in any line of business, to make use of any of its Intellectual Property or compete with any Person in any line of business or in any geographic region, (ii) imposing non-solicitation restrictions on the Group Company or its Affiliates, (iii) granting to the other party any exclusivity or similar provisions or rights, including any covenant by the Group Company that includes an organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting, (iv) providing “most favored customers” or other preferential pricing terms for the services of the Group Company or its Affiliates, or (v) otherwise limiting or restricting the right of the Group Company to sell or distribute any Intellectual Property of the Group Company or to purchase or otherwise obtain any software or Intellectual Property license.

(c)     All of the Contracts required to be listed in Schedule 4.17(a) are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, subject to performance by the other party or parties to such Contract, except as the enforceability thereof may be limited by the Permitted Exceptions. There exists no breach, default or violation on the part of the Group Company party to the Contract or, to the Knowledge of the Company, on the part of any other party to any such Contract nor has the Group Company party to the Contract received written or, to the Knowledge of the Company, oral notice of any breach, default or violation. No Group Company has received notice of an intention by any party to any such Contract to which it is a party that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect the Group Company. No Group Company has waived any rights under any such Contract. To the Knowledge of the Company, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any Indebtedness of a Group Company under any such Contract. To the Knowledge of the Company and subject to obtaining the consents set forth on Schedule 7.3(d)(vi), there is no reason to believe that any Contract with a customer will not remain in effect after the Closing through the remainder of its term or continue to generate at least substantially the same revenue after the Closing through the remainder of its term as it currently generates.

4.18.    Tax Matters. Except as set forth on Schedule 4.18: (i) the Company has timely filed all United States federal income Tax Returns, and all other material Tax Returns, required to have been filed by it; (ii) all such Tax Returns are accurate and complete in all material respects; (iii) the Company has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return); (iv) the Company has complied in all material respects with all applicable Laws relating to Tax; (v) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return; (vi) there is no current Action against the Company in writing by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction; (vii) there are no pending or ongoing audits of the Company’s Tax Returns by a Governmental Authority; (viii) the Company has not requested or received any ruling from, or signed any binding agreement with, any Governmental Authority, that would apply to any Tax periods ending after the Closing Date; (ix) there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax; (x) no unpaid Tax deficiency has been asserted in writing against or with respect to the Company by any Governmental Authority which Tax remains unpaid; (xi) the Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due; (xii) the Company has not granted, or is subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period; (xiii) neither the Company nor any of its former, current or future equity holders is required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the Regulations thereunder; (xiv) the Company is not a party to any Tax allocation or sharing agreement; (xv) there is no Contract or Benefit Plan covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G or Section 162(m) of the Code, and no arrangement exists pursuant to which the Company or Buyer will be required to “gross up” or otherwise compensate any Person because of the imposition of any Tax on a payment to such Person; (xvi) the Company has not been a beneficiary of or participated in any “reportable transaction” within the meaning of Regulations Section 1.6011-4(b)(1) that was, is, or to the Knowledge of the Company will ever be, required to be disclosed under Regulations Section 1.6011-4; (xvii) no Tax Return filed by or on behalf of the Company has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law), and no Tax Return has been filed by or on behalf of the Company with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made; (xviii) the Company has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date; (xix) the Company does not have a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, or has otherwise taken steps or conducted business operations that have materially exposed, or will materially expose, it to the taxing jurisdiction of a foreign country; (xx) the Company is materially in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Taxing Authority to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any material and adverse effect on such compliance; (xxi) no written power of attorney which is currently in force has been granted by or with respect to the Company with respect to any matter relating to Taxes; and (xxii) the Company is not, and was not at any time within the preceding five (5) years, a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

4.19.    Environmental Matters. To the Knowledge of Company:(a)     Each Group Company has complied in all material respects with all applicable Environmental Laws, and no Group Company has received notice of any Actions pending or threatened against the Group Company or its respective assets (including the Leased Premises) relating to applicable Environmental Laws, Environmental Permits or Environmental Conditions.

(b)     No Group Company has any environmental audits, environmental assessments, reports, sampling results, correspondence with Governmental Authorities or other environmental documents relating to the Company’s past or current properties, facilities or operation that evidence a violation of applicable Environmental Laws or Environmental Conditions.

(c)     No Group Company has stored or is storing Hazardous Materials on, under or about the Leased Premises in violation of applicable Environmental Laws.

(d)     No Group Company has disposed of, or arranged to dispose of, Hazardous Materials at a disposal facility in a manner or to a location that has resulted or will result in liability to a Group Company under or relating to Environmental Laws.

(e)     No Group Company has operated any above-ground or underground tanks, drum storage areas, disposal sites, or landfills, or created any Environmental Conditions at the Leased Premises.

(f)     No Group Company has released any Hazardous Materials on, under or about any real property constituting or connected with the Leased Premises, that requires investigation or remediation pursuant to Environmental Law or that otherwise is in violation of any requirement of any Environmental Law.

4.20.    Employee Benefit Plans.

(a)     Set forth on Schedule 4.20(a) is a true and complete list of each Benefit Plan. With respect to each Benefit Plan, except as set forth on Schedule 4.20(a): (i) such Benefit Plan has been operated, administered and enforced in accordance with its terms and in compliance with, and such Benefit Plan complies with, all applicable Laws, including ERISA and the Code (including Section 409A thereof), in all material respects; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made as required under ERISA or have been fully accrued on the Financial Statements. Except as set forth on Schedule 4.20(a), all Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any liability to the Company, Buyer or any of their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(b)     Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code and its related trust have been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement. To the Knowledge of the Company, no fact exists which could adversely affect the qualified status of such Benefit Plans or the exempt status of such trusts.

(c)     With respect to each Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, Sellers have provided to Buyer accurate and complete copies, if applicable, of: (i) all Benefit Plan texts and agreements and related trust agreements or annuity contracts (including any amendments, modifications or supplements thereto); (ii) all employee communications (including all summary plan descriptions and material modifications thereto); (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent opinion letter issued by the IRS; and (vii) all communications with any Governmental Authority.

(d)     No Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any Liability or otherwise has any outstanding Liability under Title IV of ERISA and, to the Knowledge of the Company, no condition presently exists that is expected to cause such Liability to be incurred. The Company does not currently maintain or contribute to, nor has it ever maintained or contributed to or in any way directly or indirectly had any Liability (whether contingent or otherwise) with respect to any “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA. The Company is not nor has it in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. Except as set forth on Schedule 4.20(d), the Company does not currently maintain nor has it ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(e)     With respect to each Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to any current or former employee of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Except to the extent required by Section 4980B of the Code or similar state Law, the Company does not provide health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(f)     Each Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.20(f). Except as set forth on Schedule 4.2(f), each Section 409A Plan has been administered in compliance, and is in documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. The Company does not have any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code.

4.21.    Employees and Labor Matters.

(a)     Schedule 4.21(a) sets forth a complete and accurate list of all employees of each Group Company as of the date of this Agreement and the Closing Date showing for each as of that date (i) the employee’s name, employer, job title or description, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Group Company)), (ii) any bonus, commission or other remuneration other than salary paid during the Company’s fiscal year ending December 31, 2019 and (iii) any wages (including overtime compensation), salary, bonus, commission or other compensation due and owing to each employee as of the Closing Date. Except as set forth on Schedule 4.21(a), no employee is a party to a written employment agreement with a Group Company and each is employed “at will”. The Group Company has paid in full to all its employees all wages, salaries, commissions, bonuses and other compensation due, including overtime compensation, and there are no severance payments which are or could become payable by the Group Company to any of its employees under the terms of any written or, to the Knowledge of the Company, oral agreement or any Law. Each such employee has entered into the Group Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company, true and correct copies of which have been provided to Buyer.

(b)     Schedule 4.21(b) contains a list of all independent contractors (as contemplated under the Code, and including consultants) currently engaged by a Group Company, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.21(b), all of such independent contractors are a party to a written agreement or contract with the Group Company. Except as set forth on Schedule 4.21(b), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with the Group Company, true and correct copies of which have been provided to Buyer. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Except as set forth in Schedule 4.21(b), each independent contractor is terminable on no more than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

(c)     No Group Company is a party to any collective bargaining agreement or other Contract with any group of employees or any labor organization or other Representative of any of employees of the Group Company, and to the Knowledge of the Company, there are no activities or proceedings of any labor union or other party to organize or represent any employees of the Group Company. Except as set forth on Schedule 4.21(c): (i) to the Knowledge of the Company, each Group Company is in material compliance with all employment Contracts and all applicable Laws and Orders respecting employment and employment practices, terms and conditions of employment and wages and hours, including any respecting employment discrimination and occupational safety and health requirements, and no Group Company is engaged in any unfair labor practice; (ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or directly affecting a Group Company; (iii) no Group Company has experienced any work stoppage; (iv) no Group Company is delinquent in payments to any of their respective employees for any wages (including overtime compensation), salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees; (v) there are no pending or, to the Knowledge of the Company, threatened unfair labor practice charges or discriminatory employment practice charges pending before the Equal Employment Opportunity Commission, National Labor Relations Board, or any comparable state or local Governmental Authority; (vi) there are no wrongful discharge claims nor any other type of Actions brought by or on behalf of any past or present employees of a Group Company pending or, to the Knowledge of the Company, threatened against a Group Company; and (vii) to the Knowledge of the Company, upon termination of the employment of any employee, neither the Group Company nor Buyer will by reason of anything done prior to the Closing be liable to any of said employees for vacation pay, severance pay, wrongful termination damages or any other payments (other than any obligations of the Group Company to pay accrued vacation pay to its terminated employees). Except as set forth on Schedule 4.21(c), each Group Company has complied in good faith with all applicable Laws and Orders relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over for all periods under all such Laws and Orders. “No Group Company has taken any action prior to the Closing Date that may result in any Liability under the Worker Adjustment and Retraining Notification Act of 1988, as it may be amended as of the Closing Date, or any applicable state or local plant closing or mass layoff laws or regulations.

4.22.    Insurance. Each Group Company has maintained over the past three (3) years and now maintains insurance in amounts sufficient for its respective business, operations and assets and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Group Company operates. Schedule 4.22 lists all insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) held by each Group Company relating to the Group Company or the business, assets, properties, directors, officers or employees of the respective Group Company, copies of which have been provided to Buyer. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing. No Group Company is in default with respect to its obligations under any insurance policy, nor has any Group Company ever been denied insurance coverage for any reason. No Group Company has any self-insurance or co-insurance programs. In the three (3) year period ending on the date hereof, no Group Company has received any written or, to the Knowledge of the Company, oral notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of a Group Company’s assets, purchase of additional equipment or material modification of a Group Company’s methods of doing business. No Group Company has made any claim against an insurance policy as to which the insurer is denying coverage. Schedule 4.22 identifies each individual insurance claim made by a Group Company since July 1, 2018. Each Group Company has reported to its respective insurers all Actions and pending circumstances that would reasonably be expected to result in an Action, except where such failure to report such an Action would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.

4.23.    Transactions with Related Persons. Except as set forth on Schedule 4.23, no Seller nor any of its Affiliates, nor any officer, director, senior manager, key employee of a Group Company, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Group Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of a Group Company), (b) providing for the rental of real or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of a Group Company in the Ordinary Course of Business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner. Except as set forth on Schedule 4.23, no Group Company has any outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real or personal property, or right, tangible or intangible (including Intellectual Property) which is used in the Company’s business. No Group Company’s assets include any receivable or other obligation from a Related Person, and the Liabilities of any Group Company do not include any payable or other obligation or commitment to any Related Person. Schedule 4.23 specifically identifies all Contracts, arrangements or commitments with a Related Person that cannot be terminated upon sixty (60) days’ notice by a Group Company party thereto without cost or penalty.

4.24.    Bank Accounts. Schedule 4.24 lists the names and locations of all banks and other financial institutions with which a Group Company maintains an account (or at which an account is maintained to which a Group Company has access as to which deposits are made on behalf of a Group Company) (each, a “Bank Account”), in each case listing the type of Bank Account, the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company. All cash in such Bank Accounts is held on demand deposit and is not subject to any restriction or limitation as to withdrawal.

4.25.    Suppliers and Customers; Products. Schedule 4.25 lists, by dollar volume paid for each of (i) the fiscal year ended December 31, 2019 and (ii) the period from January 1, 2020 through August 31, 2020, the ten (10) largest suppliers of goods or services (the “Top Suppliers”) and the ten (10) largest customers of each Group Company (the “Top Customers”). The relationships of the applicable Group Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has, to the Knowledge of the Company, (x) threatened to cancel or otherwise terminate, or (y) intends to cancel or otherwise terminate, any relationships of such Person with a Group Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Knowledge of the Company, (A) threatened to stop, decrease or limit materially, (B) intends to modify materially its relationships with a Group Company or (C) intends to stop, decrease or limit materially its products or services to a Group Company or its usage or purchase of the products or services of a Group Company, (iii) to the Knowledge of the Company, no Top Supplier or Top Customer intends to refuse to pay any amount due to a Group Company or seek to exercise any remedy against a Group Company, (iv) no Group Company has within the past year been engaged in any material dispute with any Top Supplier or Top Customer, (v) no Top Customer has indicated that it desires or intends to effect a change in the Contract that would materially reduce the profit margin that the Group Company is expected to achieve in such Contract or otherwise change the material terms of such Contract or change the type of Contract by which such customer purchases good and/or services from the Group Company, and (vi) to the Knowledge of the Company, each Top Supplier and Top Customer will continue as a supplier or customer, as applicable, of the respective Group Company after the Closing. SciSafe NJ provides services and no Group Company has sold, licensed or distributed any product to any Person.

4.26.    Investment Intent. Each Seller is acquiring the Consideration Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations issued pursuant thereto. Each Seller is an “accredited investor” within the meaning of Rule 501 under the Securities Act. Each Seller understands that the Consideration Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4.27.    No Brokers. Except as set forth on Schedule 4.27, no Seller nor any Group Company, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in (i) the disclosure schedules delivered by Buyer to the Company and the Sellers on the date hereof (the “Buyer Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, Buyer represents and warrants to the Seller Parties, as of the date of this Agreement and the Closing Date, as follows:

5.1.     Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which Buyer is a party (a “Buyer Material Adverse Effect”).

5.2.     Authorization. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement and each Ancillary Document to which Buyer is a party constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by the Permitted Exceptions.

5.3.     Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Document by Buyer, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or (with or without notice or the passage of time or both) constitute a breach or default under (a) any provision of the Governing Documents of Buyer, (b) any Law or Order to which Buyer or any of its business or assets are bound or subject or (c) any Contract or Permit to which Buyer is a party or by which Buyer or any of its properties may be bound or affected, other than, in the cases of clauses (a) through (c), such violations and conflicts which would not reasonably be expected to have a Buyer Material Adverse Effect.

5.4.     No Brokers. Neither Buyer, nor any Representative of Buyer on its behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

5.5.     Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened, nor any Order of any Governmental Authority is outstanding, against or involving Buyer or any of its officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Buyer Material Adverse Effect.

5.6.     SEC Filings and Buyer Financials.

(a)     Since January 1, 2017, Buyer has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Buyer with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Buyer has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Buyer’s annual reports on Form 10-K for each fiscal year of Buyer beginning with the first year Buyer was required to file such a form, (ii) Buyer’s quarterly reports on Form 10-Q for each fiscal quarter that Buyer filed such reports to disclose its quarterly financial results in each of the fiscal years of Buyer referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Buyer with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 5.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)     The financial statements and notes of Buyer contained or incorporated by reference in the SEC Reports (the “Buyer Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Buyer at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)     Except for (i) those liabilities that are reflected or reserved for in its unaudited consolidated financial statements for the six-months ended June 30, 2020 as filed with the SEC in its Quarterly Report on Form 10-Q before the execution of this Agreement, (ii) liabilities and obligations incurred as permitted under this Agreement, (iii) liabilities incurred since June 30, 2020 in the Ordinary Course of Business, and (iv) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, Buyer and its Subsidiaries do not have and any liabilities or obligations of the type required to be disclosed in a balance sheet or the footnotes thereto in accordance with GAAP.

5.7.     No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement or the Ancillary Documents, Buyer makes no express or implied representations or warranties, and hereby disclaim any other representations and warranties, whether made orally or in writing, by or on behalf of Buyer by any Person.

ARTICLE VI
OTHER AGREEMENTS

6.1.     Access and Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), Sellers and the Company shall give, and shall direct their Representatives to give, Buyer and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, employment policies, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as Buyer or its Representatives may reasonably request regarding the Company and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Company’s Representatives to reasonably cooperate with Buyer and its Representatives in their investigation; provided, however, that Buyer and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company. Buyer shall, and shall cause its Representatives to, abide by the terms of the letter agreement regarding confidentiality, dated January 6, 2020, between Buyer and the Company (the “NDA”), and any other reasonable confidentiality agreement with respect to such access and any information furnished to it or its Representatives.

6.2.     Conduct of Business

(a)     Unless Buyer shall otherwise consent in writing, during the Interim Period, except as expressly contemplated by this Agreement, for COVID-19 Measures or as set forth on Schedule 6.2, each Group Company shall (i) conduct its businesses, in all material respects, in the Ordinary Course of Business, (ii) not take any action except in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws, (iii) comply with all Laws applicable to the Group Company and its business, assets, directors, officers, employees, independent contractors, consultants, equity holders, agents, Representatives and Covered Persons, and (iv) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, business, operations, material assets, material rights, franchises, goodwill and relations with its customers, vendors, regulators, employees and other persons with which it has significant business or other relationships, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)     Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 6.2, during the Interim Period, without the prior written consent of Buyer, no Group Company shall:

(i)     amend, waive or otherwise change, in any respect, its Governing Documents;

(ii)     authorize for issuance, issue, grant, sell, pledge, dispose of, subject to any Lien, or propose to issue, grant, sell, pledge or dispose of or subject to any Lien, any of its equity securities, voting interests or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, voting interests or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other securities;

(iii)     adjust, split, combine, recapitalize or reclassify any of its shares, securities, voting interests, or other equity interests or issue any other securities in respect thereof, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)     except as provided in Section 1.3(b), declare, set aside or pay any dividend or distribution payable in cash, securities or property in respect of the capital stock of the Company;

(v)     except as provided in Section 1.3(b), incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of Twenty Five Thousand Dollars ($25,000) (individually or in the aggregate);

(vi)     make a loan or advance to or investment in any Person (including any Seller, any Group Company, any Affiliate of any Group Company, or any of their respective employees, shareholders, officers, directors, or any third party), or guarantee or endorse any Indebtedness, Liability or obligation of any Person, in any amount;

(vii)     (A) increase the wages, salaries, benefits or compensation of its employees, consultants or independent contractors other than in the Ordinary Course of Business or as necessary to comply with applicable Laws, and in any event not in the aggregate by more than five percent (5%), (B) except as set forth in the Company Disclosure Schedules, make or commit to make any bonus payment (whether in cash, property or securities) to any employee, independent contractor or consultant outside of the Ordinary Course of Business, (C) increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the Ordinary Course of Business or (D) grant any new awards or benefits to any director, officer, employee, independent contractor or consultant of any Group Company;

(viii)     (A) hire or engage the services of any officer, employee, independent contractor or consultant, except any such person already engaged or any new officer, employee, independent contractor or consultant reasonably necessary to continue to operate the businesses of a Group Company in the Ordinary Course of Business, but in no case shall any such newly engaged employee or service provider have an annual rate of pay (which for the purpose hereof shall include base salary or wages and bonus, if any) of higher than Fifty Thousand Dollars ($50,000), (B) enter into any employment, severance or other Contract with any officer, employee, independent contractor or consultant of any Group Company or any of their respective Subsidiaries; (C) grant or provide any severance or termination payments or benefits to any director, officer, employee, independent contractor or consultant of any Group Company or any of their respective Subsidiaries, or (D) discretionarily accelerate the vesting or payment of any equity or equity-based award held by any director, officer, employee, independent contractor or consultant of any Group Company where the Group Company would have continuing obligations with respect to such awards after the Closing;

(ix)     make any material reductions in any Group Company's work force;

(x)     make or rescind any material election relating to Taxes, settle any Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law;

(xi)     transfer or exclusively license to any Person any Intellectual Property owned by or exclusively licensed to a Group Company, or materially amend or modify, permit to lapse or fail to preserve any Registered IP, Licensed IP or other Intellectual Property that is material to the business of a Group Company, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(xii)     (A) enter into, amend in any material respect or terminate any Contract which is material to a Group Company, other than in the Ordinary Course of Business; or (B) waive or assign any material right under, any material Contract or enter into any Contract that would be a material Contract outside of the Ordinary Course of Business;

(xiii)     cancel, release or assign any Indebtedness to any Person, or any claims held by any such Person, except pursuant to contracts or agreements in force at the date of this Agreement;

(xiv)     introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements, other than in the Ordinary Course of Business;

(xv)     fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(xvi)     establish any Subsidiary or alter its business, establish any new line of business or enter into any business of than its current business;

(xvii)     fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xviii)     revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xix)     waive, release, assign, settle or compromise any claim, action or proceeding (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, any of the Sellers or any Group Company) not in excess of Twenty Five Thousand Dollars ($25,000) (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company’s financial statements;

(xx)     close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xxi)     (A) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business or (B) adopt or implement any equityholder rights plans;

(xxii)     make capital expenditures in excess of Twenty Five Thousand Dollars ($25,000) individually for any project (or set of related projects), or Fifty Thousand Dollars ($50,000) in the aggregate;

(xxiii)     (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (B) liquidate, dissolve, merge or consolidate with or into any other Person, restructure, recapitalize or otherwise reorganize or make other changes in the capital structure of any Group Company;

(xxiv)     voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of Twenty Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate other than pursuant to the terms of a material Contract or Benefit Plan;

(xxv)     sell, lease, license, transfer, exchange or swap, mortgage pledge, encumber (including securitizations), or otherwise dispose of any properties, assets or rights or any portion thereof of a Group Company;

(xxvi)     enter into any agreement, understanding or arrangement with respect to the voting of equity securities of a Group Company;

(xxvii)     take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxviii)     enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course of Business);

(xxix)     take any action which would prevent or conflict with the consummation of the transactions contemplated by this Agreement; or

(xxx)     authorize, agree or otherwise commit to do or take any of the foregoing actions.

6.3.     Notification of Certain Matters. During the Interim Period, each of the parties shall give prompt notice to the other parties if such party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in ARTICLE VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.4.    Further Assurances. In the event that at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other parties reasonably may request, at the sole cost and expense of the requesting party (unless otherwise specified herein or unless such requesting party is entitled to indemnification therefor under ARTICLE IX in which case, the costs and expense will be borne by the parties as set forth in ARTICLE IX). Each Seller Party acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, corporate minute books and financial data of any sort relating to a Group Company, and the Company shall provide, or cause to be provided, the same to Buyer.

6.5.     Confidentiality. The Company and each Seller will, and will cause their respective Representatives to: (a) treat and hold in strict confidence any Confidential Information, and will not use for any purpose, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without Buyer’s prior written consent; (b) in the event that a Seller becomes legally compelled to disclose any Confidential Information, to provide Buyer with prompt written notice of such requirement so that Buyer or an Affiliate thereof may seek a protective order or other remedy or waive compliance with this Section 6.5; (c) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 6.5, to furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and (d) to promptly furnish to Buyer any and all copies (in whatever form or medium) of all such Confidential Information and to destroy any and all additional copies of such Confidential Information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that Confidential Information shall not include any information which, at the time of disclosure by Seller or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement by a Seller or its Representatives. For the avoidance of doubt, this Section 6.5 does not restrict the Company, any other Group Company, or any Seller, with respect to the use, disclosure, distribution, publishing, or dissemination of the Confidential Information of any Group Company from the date of this Agreement through the Closing Date, or if this Agreement shall be terminated, at any time following the date of termination.

6.6.     Publicity.

(a)     No party hereto shall, and each shall cause their respective Representatives not to, disclose, make or issue, any statement or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its Representatives who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned), except (i) in the case of the Company or the Sellers, as required by applicable Law after conferring with the other parties concerning the timing and content of such required disclosure, and (ii) in the case of Buyer, as may be required of Buyer or its Affiliates by applicable Law (including any SEC position) or securities listing or trading requirement.

(b)     Notwithstanding the foregoing in Section 6.6(a), Buyer and its Affiliates shall have the right to issue a press release announcing the execution of this Agreement, after this Agreement has been fully executed by all parties (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Buyer and its Affiliates shall have the right to file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws; provided that the Seller Representative shall be provided a copy of the Signing Press Release at least one (1) Business Day prior to the proposed release date, and the Signing Filing at least one (1) Business Day prior to the proposed filing date, and the Seller Representative may provide comment to the Signing Press Release and the Signing Filling (and Buyer shall consider such comments in good faith). After the Closing (but in any event within four (4) Business Days thereafter), Buyer and its Affiliates shall have the right to issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Buyer and its Affiliates shall have the right to draft and file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws, and the Closing Press Release and the Closing Filing shall be provided to the Seller Representative under the same terms and conditions as the Signing Press Release and Signing Filing. For the avoidance of doubt, neither the Seller Representative nor any Group Company shall have any right to consent or approve, or deny consent or approval with respect to, the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing.

6.7.    No Trading. The Company and the Sellers acknowledge and agree that each is aware, and that the Company’s Affiliates (including the other Group Companies) are aware (and to the Knowledge of the Company each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Buyer, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company and each Seller hereby agree that, while such party is in possession of such material nonpublic information, it shall not purchase or sell any securities of Buyer, communicate such information to any third party, take any other action with respect to Buyer in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8.     Litigation Support. Following the Closing, in the event that and for so long as any party is contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving a Group Company, each of the other parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under ARTICLE IX in which case, the costs and expense will be borne by the parties as set forth in ARTICLE IX).

6.9.     Agreement Regarding Intellectual Property. Each Seller has already disclosed or will disclose to the Company as of the Closing any and all Intellectual Property developed by such Seller on behalf of a Group Company or relating to the business of a Group Company, including Intellectual Property used in a Group Company’s business, and Intellectual Property presently intended for future use in a Group Company’s business, and each does hereby assign to the Company any and all right, title and interest that such Seller may have in and to such Intellectual Property. Each Seller represents that it has not made any assignment of, or granted any rights in any such Intellectual Property to any Person other than a Group Company, and has not disclosed such Intellectual Property to any third party. Upon Buyer’s or a Group Company’s request at any time, including any time after the Closing, such Seller will execute and deliver to Buyer or a Group Company such other documents as Buyer or a Group Company deems necessary or desirable to vest in the Group Company the sole ownership of and exclusive worldwide rights in and to, all of such Intellectual Property. Each Seller will deliver to the Group Company all copies or embodiments of such Intellectual Property in any media in such Seller’s possession at or prior to the Closing.

6.10.    Release and Covenant Not to Sue. Effective as of the Closing, each Seller hereby releases and discharges each Group Company from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Seller now has, has ever had or may hereafter have against a Group Company arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, and whether or not relating to claims pending on, or asserted after, the Closing Date, provided however that no Seller waives its rights to indemnification or reimbursement from a Group Company (whether pursuant to its Governing Documents, Contract, or under applicable Law), as to an Action in such Seller’s capacity and as officer or director of a Group Company, and without regard to whether the Seller served in that capacity before or after the Closing Date. From and after the Closing, each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against a Group Company or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Seller may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document.

6.11.    Tax Matters.

(a)     The Seller Representative will prepare or cause to be prepared and file or cause to be filed all Federal or state income or franchise Tax Returns for the Company for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date (“Pre-Closing Income Tax Returns”), and Buyer will prepare or cause to be prepared and file or cause to be filed all other Tax Returns for the Company for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date (“Pre-Closing Non-Income Tax Returns”). Any Pre-Closing Income Tax Returns filed pursuant to this Section 6.11(a) shall reflect the deduction of Transaction Expenses, to the extent a deduction of Transaction Expenses is allowed under Law and shall not include any election to waive the carryback of any net operating loss. The Pre-Closing Income Tax Returns and Pre-Closing Non-Income Tax Returns filed pursuant to this Section 6.11(a) must otherwise be consistent with the prior Tax Returns of the Company unless otherwise required by applicable Laws. No later than twenty (20) days prior to filing of any Pre-Closing Income Tax Return, the Seller Representative will deliver to Buyer all such Tax Returns and any related work papers and will permit Buyer to review and comment on each such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by Buyer and which do not increase the Tax liability shown on such Tax Returns unless required by applicable Law. No later than three (3) Business Days prior to filing of any Pre-Closing Non-Income Tax Return, Buyer will deliver to Seller’s Representative all such Tax Returns and any related work papers and will permit Seller’s Representative to review and comment on each such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by Seller’s Representative. Sellers, jointly and severally, will timely pay to the appropriate Taxing Authority any Taxes of the Company, or to the extent the Company as a matter of convenience effectuates the payment of Taxes, promptly reimburse the Company for such Taxes, with respect to Pre-Closing Income Tax Returns and Pre-Closing Non-Income Tax Returns (collectively “Pre-Closing Tax Returns”), to the extent such Taxes were not included as a liability in the calculation of Net Working Capital included in the Final Statement and such Taxes are not offset by a previous payment or deposit of such Taxes, or by the application of an overpayment attributable to a prior period, included as an asset in the calculation of Net Working Capital included in the Final Statement.

(b)     To the extent that any Tax Returns of the Company relate to any Tax periods which begin on or before the Closing Date and end after the Closing Date (“Straddle Period Tax Return”), Buyer will prepare or cause to be prepared in a manner consistent with the prior Tax Returns of the Company unless otherwise required by applicable Laws and file or cause to be filed any such Tax Returns. Buyer will permit the Seller Representative to review and comment on each such Tax Return described in the preceding sentence, which are Federal or state income or franchise Tax Returns, at least twenty (20) days prior to filing such Tax Returns, and which are other Tax returns, at least three (3) Business Days prior to filing such Tax Returns, and will make such revisions to such Tax Returns as are reasonably requested by the Seller Representative unless otherwise required by applicable Law.

(c)     For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date (“Straddle Tax Period”), the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date (“Pre-Closing Portion of a Straddle Tax Period”) will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction (A) the numerator of which is the number of days in the taxable period ending on the Closing Date and (B) the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date, and for the avoidance of any doubt, the deduction of Transaction Expenses, to the extent allowable under law, shall be allocated to the Pre-Closing Portion of a Straddle Tax Period. Any credits relating to a taxable period that begins before and ends after the Closing Date will be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with GAAP and the prior practice of the Company unless otherwise required by applicable Law.

(d)     All Tax sharing agreements or similar agreements with respect to or involving the Company and with any Affiliate or former Affiliate of the Company in effective prior to the Closing will be terminated as of the Closing Date and, after the Closing Date, the Company will not be bound thereby or have any Liability thereunder. All stamp, registration, or similar Taxes imposed in connection with the transfer of legal title of the Purchased Shares from the Sellers to Buyer (“Transfer Taxes”), whether such Taxes are assessed initially against Buyer, any Seller Party or any of their respective Affiliates, shall be borne and paid jointly and severally by Sellers. Buyer and Seller Parties shall cooperate in good faith to qualify the transfer of the Purchased Shares for any exemption from, or reduction in, otherwise applicable Transfer Taxes pursuant to the provisions of Law.

(e)      In the event Buyer, Company, or any Affiliate of Buyer or Company, receives correspondence in writing from any Taxing Authority in respect of a tax period ending or prior to the Closing (“Pre-Closing Tax Period”) or any Straddle Tax Period, Buyer shall promptly notify Seller’s Representative and provide copy of such correspondence to Seller’s Representative. Seller’s Representative, on behalf of Sellers, shall have the opportunity to control, at its own expense, the response to any Action by any Taxing Authority in respect of a Pre-Closing Tax Period In the case of any Action of a Straddle Tax Period, Buyer shall provide Seller’s Representative, on behalf of the Seller’s, the opportunity to participate, at its own expense, in the response to such Action, and Seller shall not settle any Action in respect of any Straddle Tax Period, without the written consent of Seller’s Representative, which written consent shall not be unreasonably withheld. Buyer, Company, or any Affiliate of Buyer or Company, Seller and Seller’s Representative shall cooperate in good faith with each other in respect to any Action in respect of a Pre-Closing Tax Period or Straddle Tax Period. Buyer shall preserve all Tax Returns and related workpapers and supporting documentation related to Pre-Closing Tax Period and Straddle Tax Period until the expiration of the applicable statute of limitations for the assessment of Tax, and shall, upon the reasonable request of Seller’s Representative, provide copies of the same to Seller’s Representative. Neither Buyer, the Company, nor any Affiliate of Buyer or the Company shall file any amended Tax Return in respect of a Pre-Closing Tax Period or a Straddle Tax Period, without the prior written consent of the Seller’s Representative, except that in case of an amended return in case of a Straddle Tax Period, the written consent of the Seller’s Representative shall not be unreasonably withheld provided that the amended return does not increase the amount of taxes in the Pre-Closing Portion of the Straddle Tax Period.

(f)     Buyer shall promptly remit to the Seller Representative, on behalf of the Sellers, in immediately available funds any Tax refunds received after the Closing attributable to a Pre-Closing Tax Period or the Pre-Closing Portion of a Straddle Tax Period. Notwithstanding anything in this Agreement to the contrary, the Seller’s Representative shall have the right to file amended Federal or State income tax returns (or file a claim for tentative carryback adjustment) to carryback a Federal or state net operating loss from a Preclosing Income Tax Return to an earlier Pre-Closing Tax Period to reduce the taxable income in such Pre-Closing Tax Period.

(g)     The parties agree to treat any adjustments to the Purchase Price under Section 1.6, and any indemnification payments pursuant to Article IX, as an adjustment to the Purchase Price for all Tax purposes. The Sellers and Buyer hereby agree to allocate the entire Purchase Price (except to the extent any of the Purchase Price attributable to the Earnout Shares or the Closing Shares is determined to be interest under Section 483 of the Code) to the Purchased Shares for all Tax purposes and shall file all Tax Returns consistently and in accordance with such allocation.

6.12.    Registration Statement. Buyer hereby covenants and agrees to file a registration statement on Form S-3 or equivalent (“Registration Statement”) with the SEC to register for resale the Closing Shares and the Earnout Shares, in each instance no later than the six (6) month anniversary of the Closing Date, and to use its commercially reasonable efforts to cause the Registration Statement to become effective as promptly as possible after such filing. Buyer covenants and agrees to issue the Garrie Richardson Shares on January 4, 2021 (the “Delivery Date”).

6.13.    Audited Financial Statements.

(a)     During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to Buyer an unaudited income statement and an unaudited balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Executive Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.

(b)     Promptly after the date hereof (but in no event later than September 29, 2020), the Company shall deliver to Buyer audited financial statements for the fiscal year ended December 31, 2019, which financial statements shall have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor. Such audited financial statements shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.

ARTICLE VII
CONDITIONS TO CLOSING

7.1.     Conditions to Each Party’s Obligations. The obligations of each party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Seller Parties and Buyer of the following conditions:

(a)     Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(b)     Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(c)     Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement shall have each been obtained or made.

(d)     No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

7.2.     Conditions to Obligations of the Seller Parties. In addition to the conditions specified in Section 7.1, the obligations of the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Seller Representative) of the following conditions:

(a)     Representations and Warranties. All of the representations and warranties of Buyer set forth in this Agreement and in any certificate delivered by Buyer pursuant hereto, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Buyer.

(b)     Agreements and Covenants. Buyer shall have performed in all material respects all of Buyer’s obligations and complied in all material respects with all of Buyer’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)     Closing Deliveries by Buyer. At or prior to the Closing, Buyer will deliver or cause to be delivered to Sellers the following, each in form and substance reasonably acceptable to the Seller Representative:

(i)     a certificate, dated the Closing Date, signed by an executive officer of Buyer in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a) and 7.2(b);

(ii)     a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Buyer’s Governing Documents as in effect as of the Closing Date, (B) the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Buyer is or is required to be a party or otherwise bound;

(iii)     evidence of the payment of the portion of the Purchase Price required by Section 1.3(a) to be paid at the Closing;

(iv)     the Non-Competition and Non-Solicitation Agreement by and between Buyer and the significant stockholders (the “Significant Company Stockholders”) of the Company listed on Annex II hereto in the form attached as Exhibit B hereto (the “Non-Competition Agreement”), duly executed by Buyer;

(v)     an Employment Agreement by and between the Company and Garrie Richardson, in the form attached as Exhibit C hereto (the “Employment Agreement”), duly executed by Buyer;

(vi)     the Escrow Agreement duly executed by Buyer; and

(vii)     a properly completed and executed IRS Form W-9.

7.3.     Conditions to Obligations of Buyer. In addition to the conditions specified in Section 7.1, the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Buyer) of the following conditions:

(a)     Representations and Warranties. All of the representations and warranties of the Seller Parties set forth in this Agreement and in any certificate delivered by the Sellers or the Company shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company, or any Seller.

(b)     Agreements and Covenants. The Company and each Seller shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by any of them on or prior to the Closing Date.

(c)     No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement.

(d)     Closing Deliveries by Sellers. At or prior to the Closing, Sellers will deliver or cause to be delivered to Buyer the following, each in form and substance reasonably acceptable to Buyer:

(i)     a certificate, dated the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a) ,7.3(b) and 7.3(c);

(ii)     a certificate, dated the Closing Date, signed by each Seller, certifying as to the satisfaction of the conditions specified in Sections 7.3(a) and 7.3(b);

(iii)     a certificate from the Company’s secretary or other executive officer certifying as to, and attaching, (A) copies of the Company’s Governing Documents as in effect as of the Closing Date, (B) the resolutions of the Company’s stockholders and the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound;

(iv)     Stock certificates representing the Purchased Shares and stock powers duly executed in blank and in a form reasonably acceptable to Buyer necessary to transfer the Purchased Shares to Buyer on the books and records of the Company;

(v)     the books and records of the Company;

(vi)     the required notices, consents, Permits, waivers authorizations, orders and other approvals listed in Schedule 7.3(d)(vi), and all such notices, consents, Permits, waivers, authorizations, orders and other approvals will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived;

(vii)     release and extinguishment of all (i) Indebtedness of the Company (other than the Excluded Indebtedness) and (ii) Liens on any of the assets of the Company, and documentation evidencing the same;

(viii)     the Non-Competition Agreement, duly executed by each Significant Stockholder;

(ix)     the Employment Agreement, duly executed by Garrie Richardson;

(x)     the Escrow Agreement duly executed by the Seller Representative;

(xi)     a good standing certificate for the Company certified as of a date no later than thirty (30) days prior to the Closing Date from the proper state official in its jurisdiction of organization and each other jurisdiction in which the Company is qualified to do business as a foreign entity as of the Closing;

(xii)     the Estimated Closing Statement in accordance with Section 1.5;

(xiii)     resignations effective immediately upon the Closing of the directors and officers of each Group Company in their capacities as directors and/or officers, as requested by Buyer;

(xiv)     suitable documentation to add additional employees of Buyer or its Affiliates as signatories to the Bank Accounts of the Company set forth on Schedule 4.24, as prescribed by Buyer;

(xv)     evidence of the termination of each contract or arrangement set forth on Schedule 7.3(d)(xv) in each case effective at or prior to the Closing; and

(xvi)     a certificate of the Company, in accordance with Treasury Regulation 1.1145-2(c)(3) and 1.897-2(h) and dated not more than thirty (30) days prior to the Closing, that the Purchased Shares do not constitute a U.S. real property interest.

7.4.     Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no party may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by the failure of such party or its Affiliates (or with respect to any Seller or any Group Company) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII

TERMINATION

8.1.     Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)     by mutual written consent of Buyer and the Seller Representative;

(b)     by written notice by Buyer or the Seller Representative if any of the conditions to the Closing set forth in ARTICLE VII have not been satisfied or waived by October 31, 2020 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party if the breach or violation by such party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)     by written notice by either Buyer or the Seller Representative if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)     by written notice by the Seller Representative, if (i) there has been a material breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Buyer shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Seller Representative or (B) the Outside Date; provided that the Seller Representative shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time any Seller or the Company is in material breach of this Agreement;

(e)     by written notice by Buyer, if (i) there has been a breach by any Seller or the Company of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by Buyer or (B) the Outside Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time Buyer is in material breach of this Agreement;; or

(f)     by written notice by Buyer if there shall have been a Material Adverse Effect on the Company following the date of this Agreement

8.2.     Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable party to the other applicable parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any party or any of their respective Representatives, and all rights and obligations of each party shall cease, except: (i) Sections 6.5 (Confidentiality), 6.6 (Publicity), 6.7 (No Trading), 8.3 (Fees and Expenses), ARTICLE X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from Liability for any Fraud Claim against such party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in Section 8.3 and this Section 8.2, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.9, the parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3.     Fees and Expenses. In the case of a termination in accordance with Section 8.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. As used in this Section 8.3, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a party hereto or any of its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1.     Survival.

(a)     All representations and warranties of the Seller Parties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until the first (1st) anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 4.1 (Organization and Qualification), 4.2 (Authorization and Binding Effect; Corporate Documentation), 4.3 (Title to the Purchased Shares), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.27 (No Brokers), (such representations and warranties in clause (i), collectively, the “Special Reps”) shall survive until the fifth (5th) anniversary of the Closing Date and (ii) Fraud Claims, shall survive until the fourth (4th) anniversary of the Closing Date. For purposes of this Agreement, the “Survival Date” with respect to any representation or warranty shall mean the date when such representation or warranty shall survive in accordance with this Section 9.1. If written notice of a claim for breach of any representation or warranty has been given on or before the applicable Survival Date for such representation or warranty, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Seller Parties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms.

(b)     The representations and warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement and relating to the Agreement shall not survive the Closing, and from and after the Closing, Buyer and its Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against Buyer or its Representatives with respect thereto. The covenants and agreements made by Buyer in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

9.2.     Indemnification by Sellers. Except as otherwise limited by this ARTICLE IX, from and after the Closing, the Sellers and their respective successors and assigns (each, with respect to any claim made pursuant to this Agreement, an “Indemnifying Party”) shall jointly and severally indemnify, defend (subject to Section 9.3(b)) and hold harmless Buyer and its Representatives and any assignee or successor thereof (each, with respect to any claim made pursuant to this Agreement, an “Indemnified Party”) from and against, and pay or reimburse Indemnified Parties for, any and all losses, Actions, Orders, Liabilities, damages (excluding punitive, special, exemplary, or consequential damages, except to the extent awarded to a third party in a claim for which indemnification hereunder is required), Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any Indemnified Party arising in whole or in part out of or resulting directly or indirectly from:

(a)     any inaccuracy in or breach of any representation or warranty made by a Seller Party in ARTICLE IV (including in the Company Disclosure Schedules and in any certificate or instrument delivered by or on behalf of a Seller Party pursuant to this Agreement);

(b)     any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of a Seller or, at or prior to the Closing, the Company contained in this Agreement (including in the Company Disclosure Schedules and in any certificate or instrument delivered by or on behalf of a Seller Party pursuant to this Agreement);

(c)     any Transaction Expenses not paid prior to or at the Closing,

(d)     any Indebtedness (excluding the Excluded Indebtedness) not paid or discharged prior to or at the Closing;

(e)     any and all Liabilities for (i) Taxes of the Company or related to the business of the Company for each Pre-Closing Tax Period and the Pre-Closing Portion of a Straddle Tax Period (determined in accordance with the allocation provisions of Section 6.11(c)) in excess of the sum of (x) the amount of Taxes reflected as a current liability in the computation of the Net Working Capital in the Final Statement and (y) the amount of any previous payment or deposit of Taxes, or by the application of an overpayment attributable to a prior period, reflected as an asset in the calculation of Net Working Capital included in the Final Statement or (ii) Transfer Taxes;

(f)     any Action by Person(s) who were holders of equity securities of the Company, including stock options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of the Company, prior to the Closing and arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities; or

(g)     any matter described on Schedule 9.2.

9.3.     Indemnification Procedures.

(a)     Notwithstanding anything to the contrary contained in this Agreement, the Seller Representative will have the sole and exclusive right to act on behalf of the Seller Parties with respect to any indemnification claims made pursuant to this ARTICLE IX, including settling any claims hereunder and receiving any notices on behalf of the Seller Parties.

(b)     Subsequent to the Closing Date, in the case of any claim for indemnification under this Agreement arising from a claim of a third party (including any Governmental Authority) an Indemnified Party must give prompt written notice and, subject to the following sentence, in no case later than thirty (30) days after the Indemnified Party’s receipt of notice of such claim, together with a summary in reasonable detail of any available information regarding the claim, to the Seller Representative on behalf of the Indemnifying Party of any claim of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder. The failure to give such notice will not, however, relieve an Indemnifying Party of its indemnification obligations except to the extent that defense of such third party claim is materially and irrevocably prejudiced by the failure to give such notice. The Seller Representative on behalf of the Indemnifying Party will have the right to defend and to direct the defense against any such claim, at the expense of the Indemnifying Party, and with counsel selected by the Seller Representative unless: (i) the Seller Representative fails to acknowledge fully the obligations of the Indemnifying Party to the Indemnified Party within thirty (30) days after receiving notice of such third party claim or contests, in whole or in part, its indemnification obligations therefor; (ii) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of such defense; (iii) the applicable third party alleges a Fraud Claim; or (iv) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnified Party. If the Seller Representative on behalf of the Indemnifying Party elects, and is entitled, to compromise or defend such claim, it will within thirty (30) days (or sooner, if the nature of the claim so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party will, at the request and expense of the Indemnifying Party, cooperate in the defense of such claim. If the Seller Representative on behalf of the Indemnifying Party elects not to, or is not entitled under this Section 9.3(b) to, compromise or defend such claim, fails to notify the Indemnified Party of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnified Party may pay, compromise or defend such claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such claim which has been or will be settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. The Seller Representative’s right on behalf of the Indemnifying Party to direct the defense will include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party (other than the delivery of a release for such claim and customary confidentiality obligations), except with the prior written consent of the Indemnified Party (such consent to not be unreasonably withheld, conditioned or delayed). Notwithstanding the Seller Representative’s right on behalf of the Indemnifying Party to compromise or settle in accordance with the immediately preceding sentence, the Seller Representative on behalf of the Indemnifying Party may not settle or compromise any claim over the objection of the Indemnified Party; provided, however, that consent by the Indemnified Party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnified Party will have the right to participate in the defense of any claim with counsel selected by it subject to the Indemnifying Party’s right to direct the defense. The fees and disbursements of such counsel will be at the expense of the Indemnified Party; provided, however, that, in the case of any claim which seeks injunctive or other equitable relief against the Indemnified Party, the fees and disbursements of such counsel will be at the expense of the Indemnifying Party. The Indemnified Party will cooperate with and make available to the Indemnifying Party assistance and materials as it may reasonably request, and the Indemnifying Party will be responsible for the reimbursement of actual reasonable out-of-pocket-expenses of the Indemnified Party incurred in connection with providing such assistance.

(c)     Any indemnification claim that does not arise from a third party claim must be asserted by a written notice to the Seller Representative on behalf of the Indemnifying Party setting forth with reasonable specificity the amount claimed, the underlying facts supporting such claim to the extent then known by the Indemnified Party, and referring to the provision of this Agreement pursuant to which indemnification is sought. The Seller Representative on behalf of the Indemnifying Party will have a period of thirty (30) days after receipt of such notice within which to accept or dispute such claim by providing written notice to the Indemnified Party. Any disputes that the parties are not mutually able to resolve within thirty (30) days after the Seller Representative on behalf of the Indemnifying Party has provided written notice of its dispute of such claim (or the end of such thirty (30) day period, if the Seller Representative neither accepted nor disputed the claim by providing written notice to the Indemnified Party) shall be immediately referred to and finally resolved by arbitration in Wilmington, Delaware, in accordance with the Expedited Procedures of the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (“AAA”) in force at such time, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within three (3) Business Days) after the submission of the dispute to the AAA and reasonably acceptable to each party. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within three (3) Business Days) after his or her nomination and acceptance by the parties. The arbitrator shall decide the Expedited Dispute in accordance with the substantive law of the State of Delaware and otherwise in accordance with the terms of this Agreement. To the extent that the Arbitration Rules and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration proceedings shall be streamlined and efficient; time is of the essence. Each party shall submit a proposal for resolution of the dispute to the arbitrator within ten (10) Business Days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. This agreement to arbitrate shall be specifically enforceable and following the Closing, except as set forth in this Agreement, shall be the sole and exclusive remedy of the Indemnified Party for any indemnification claim that does not arise from a third party claim.

9.4.     Limitations on Indemnification. No Indemnifying Party shall be liable for an indemnification claim made under clause (a) of Section 9.2: (x) for which a claim for indemnification is not asserted hereunder on or before the applicable Survival Date; (y) to the extent Losses incurred by the Indemnified Parties in the aggregate under clause (a) of Section 9.2 exceed an amount equal to ten percent (10%) of the Cash Consideration (the “Indemnification Cap”); provided, that with respect to any claims for breaches of any Special Reps, the Indemnification Cap shall be equal to the Purchase Price; and (z) unless and until the Losses of the Indemnified Parties, collectively, exceed an aggregate amount equal to One Hundred Twenty Five Thousand Dollars ($125,000) (the “Basket”), in which case the applicable Indemnifying Party(s) shall be obligated to the Indemnified Party(s) for the amount of all Losses of the Indemnified Party(s) in excess of the Basket; provided, however, that the Basket and the Indemnification Cap shall not apply to (i) indemnification claims to the extent amounts are actually paid under insurance maintained by the Indemnifying Party (or any of its Affiliates) and (ii) Fraud Claims. The Basket and the Indemnification Cap shall apply only to indemnification claims made under clause (a) of Section 9.2 and shall not affect or apply to any other indemnification claim made pursuant to this Agreement, including those asserted under any other clause of Section 9.2.

9.5.     General Indemnification Provisions.

(a)     The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds, contribution, third-party indemnity or other cash receipts paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnified Party or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment.

(b)     Notwithstanding anything in this Agreement to the contrary, for purposes of application of the indemnification provisions of this ARTICLE IX, the amount of any Loss arising from the breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement shall be the entire amount of any Loss actually incurred by the respective Indemnified Party as a result of such breach and not just that portion of the Loss that exceeds the relevant level of materiality, if any.

(c)     No Seller will have any right to seek contribution from the Company or Buyer with respect to all or any part of such Seller’s indemnification obligations under this ARTICLE IX.

(d)     The Indemnified Parties will not be required to make any claim against the Company in respect of any representation, warranty, covenant or any other obligation of the Company to Buyer hereunder or under any Ancillary Document to which the Company is a party, and may solely seek action against Sellers.

(e)     Each Indemnified Party shall take commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(f)     Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the Purchase Price for all Tax purposes, and no party may take any position inconsistent with such characterization.

9.6.     Timing of Payment; Right to Set-Off. Any indemnification obligation of an Indemnifying Party under this ARTICLE IX will be paid within ten (10) Business Days after the determination of such obligation in accordance with Section 9.3. The provisions of this ARTICLE IX notwithstanding, at its sole discretion and without limiting any other rights of the Indemnified Parties under this Agreement or any Ancillary Document or at law or equity, to the extent that a Indemnified Party is entitled to indemnification hereunder, if a Seller fails or refuses to promptly indemnify such Indemnified Party as provided herein then Buyer (or any other Indemnified Party) may offset the full amount to which such Indemnified Party is entitled, in whole or in part, by reducing the amount of any payment or other obligation due to such Seller pursuant to this Agreement or any Ancillary Document, including any amounts owed by Buyer pursuant to any outstanding indemnification claim, and any Earnout Payments otherwise payable hereunder; provided, however, set-off shall first be made against the Escrow Amount, if and to the extent it then exists.

9.7.    Exclusive Remedy. Subject to the next sentence, from and after the Closing, Buyer’s (and other Indemnified Party’s) sole and exclusive rights and remedies for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement (including in the Company Disclosure Schedules and in any certificate or instrument delivered by or on behalf of a Seller Party pursuant to this Agreement), whether stated as breach of contract, tort, or otherwise, shall be those rights and remedies set forth in this ARTICLE IX, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by Law. The limitations set forth in the preceding sentence are not intended to limit or supersede: (a) a party’s right to collect amounts to be paid to that party by the other party pursuant to this Agreement or an Ancillary Document, (b) the right to seek injunctions, specific performance and other equitable relief (including pursuant to Section 10.9), (c) Buyer’s rights with respect to a Fraud Claim.

9.8.     No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in ARTICLE IV (as modified by the Company Disclosure Schedules), the Seller Parties make no other express or implied representation or warranty with respect to the Seller Parties, any Group Companies, the business, assets or liabilities of any Group Company, or any employee of any Group Company, or the transactions contemplated by this Agreement and the Ancillary Documents, and the Seller Parties disclaim any other representations or warranties, whether made by the Seller Parties or any of their respective officers, directors, employees, agents or Representatives. The disclosure of any matter or item in any Company Disclosure Schedule shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

9.9.     Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Purchased Shares, the Group Companies and their respective business, assets and liabilities, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Seller Parties for such purpose. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, (i) Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller Parties set forth in this Agreement (including related portions of the Company Disclosure Schedules) and (ii) Buyer has not relied on representations or warranties (if any) made outside this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1.   Expenses Except as otherwise expressly set forth elsewhere in this Agreement, Buyer will bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, and the Seller Parties will bear their respective legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, for periods on or before the Closing Date. Sellers agree that the fees and expenses of the Seller Parties for periods on or before the Closing Date will be paid by Sellers or by Buyer on behalf of Sellers in accordance with this Agreement. Sellers will bear their own legal and other fees and expenses incurred in connection with this Agreement after the Closing, including any costs and expenses incurred by the Seller Representative on their behalf, subject to the provisions of this Agreement.

10.2.   Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section 10.2) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to the Seller Representative, any Seller or, prior to the Closing, the Company, to:

Garrie Richardson
155 Hubbard Road
Woodstock, Georgia 30188
Facsimile No.: N/A
Telephone No: (404) 717-9620
Email: ger@scisafe.com

with a copy (which will not constitute notice) to:

Hunter Maclean
200 E. Saint Julian Street
Savannah, Georgia 31401
Attention: Louann Bronstein, Esq.

Facsimile No.: (912) 236-4936
Telephone No: (912) 238-8838
Email: lbronstein@huntermaclean.com

If to Buyer or, after the Closing, the Company, to: SciSafe, Inc. 7 Corporate Drive Cranbury, New Jersey 08512 Attn: Garrie Richardson, President Facsimile No.: N/A Telephone No.: (404) 717-9620

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention: Barry Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

10.3.   Sellers Not Authorized to Act on Behalf of Buyer. In the event that a Seller becomes a director, officer, employee or other authorized agent of Buyer or its Affiliates (including, after the Closing, any Group Company), such Seller shall have no authority, express or implied, to act or make any determination on behalf of Buyer or its Affiliates in connection with this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby and thereby or any dispute or Action with respect thereto.

10.4.   Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.5.   Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, and any attempted assignment in violation of this Section 10.5 will be null and void ab initio; provided, however, that after the Closing, Buyer and the Company may assign its rights and benefits hereunder (i) to any Affiliate of Buyer or the Company, as applicable (provided, that Buyer or the Company, as applicable, shall remain primarily responsible for its obligations hereunder and the assignee expressly assumes the obligations of Buyer or the Company, as applicable, hereunder), (ii) to any Person acquiring all or substantially all of the assets of Buyer and its Subsidiaries taken as a whole or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole or a majority of the outstanding equity securities of Buyer or the Company (whether by stock purchase, merger, consolidation or otherwise); provided, that the assignee expressly assumes the obligations of Buyer or the Company, as applicable, hereunder) or (iii) as security to any Person providing debt financing to Buyer for the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party hereto.   Notwithstanding the foregoing, the parties acknowledge that any replacement Seller Representative shall automatically become a party to this Agreement in place of the replaced Seller Representative upon his or her appointment and acceptance in accordance with Section 10.14 hereof.

10.6.   No Third-Party Beneficiaries. Except for the indemnification rights of the Indemnified Parties set forth herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

10.7.  Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

10.8.   Entire Agreement. This Agreement and Schedules hereto (which are hereby incorporated herein by reference and deemed part of this Agreement), and the Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

10.9.  Specific Performance. Each party acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable party in accordance with their specific terms or were otherwise breached. Accordingly, each of Buyer, the Company and the Seller Representative shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

10.10.     Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement, the rights of the parties hereunder and all Actions (including noncontractual, statutory or tort matters) arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance the laws of the State of Delaware (without giving effect to its choice of law principles). Subject to Sections 1.6(a), 2.2 and 9.3(c), for purposes of any Action (including noncontractual, statutory or tort matters) arising in whole or in part under or in connection with this Agreement, the Ancillary Documents or any transaction contemplated hereby or thereby, each of the parties hereto (a) irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery, State of Delaware, (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 10.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 10.10, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Ancillary Document, as applicable, or the subject matter hereof or thereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action. The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with such agreements.

10.11.     Interpretation. The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; (viii) reference to any status includes any rules and regulations promulgated thereunder; (ix) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (x) except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Schedules and Exhibits to this Agreement. To the extent that any Contract, document, certificate or instrument is represented or warranted to by a Seller Party to be given, delivered, provided or made available by any Seller Party, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Buyer, such Contract, document, certificate or instrument shall have been posted to the Data Site, and Buyer and their Representatives shall have been given access to the electronic folders containing such information through the Closing.

10.12.     Mutual Drafting. The parties acknowledge and agree that: (a) this Agreement and the Ancillary Documents are the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any, Exhibits and Schedules attached hereto) and the Ancillary Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement or the Ancillary Documents and (d) neither the drafting history nor the negotiating history of this Agreement or the Ancillary Documents may be used or referred to in connection with the construction or interpretation thereof.

10.13.     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

10.14.     Seller Representative.

(a)     By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Garrie Richardson (in such capacity, the “Seller Representative”) as the true and lawful agent and attorney-in-fact of such Seller with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Seller under the terms and provisions of this Agreement and the Ancillary Documents, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Seller, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Documents, including: (i) agree upon or compromise any matter related to the calculation of any adjustments to the purchase price under this Agreement; (ii) direct the distribution of the Purchase Price among Sellers; (iii) act for Sellers with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of Sellers any indemnification claim made by or against Sellers, if any; (iv) act for Sellers with respect to all post-Closing matters; (v) terminate, amend or waive any provision of this Agreement; provided, that any such action, if material to the rights and obligations of Sellers in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Sellers unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially adverse nature; (vi) employ and obtain the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in his or her sole discretion, deems necessary or advisable in the performance of his or her duties as the Seller Representative and to rely on their advice and counsel; (vii) incur and pay expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (viii) sign any releases or other documents with respect to and dispute or remedy arising under this Agreement or the Ancillary Documents; and (ix) do or refrain from doing any further act or deed on behalf of Sellers which the Seller Representative deems necessary or appropriate in his or her sole discretion relating to the subject matter of this Agreement as fully and completely as any Seller could do if personally present and acting. The Seller Representative hereby accepts his or her appointment and authorization as the Seller Representative under this Agreement.

(b)     The appointment of the Seller Representative will be deemed coupled with an interest and will be irrevocable, and any other Person, including Buyer, the Company and any other Indemnified Parties may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of Sellers hereunder or any Ancillary Document to which it they are a party. Each Indemnified Party shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any claims for indemnification by a Indemnified Party pursuant to ARTICLE IX hereof, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Seller Indemnified Party shall have any cause of action against any Indemnified Party for any action taken by a Indemnified Party in reliance upon the instructions or decisions of the Seller Representative. No Indemnified Party shall have any liability to Sellers for any allocation or distribution among Sellers by the Seller Representative of payments made to or at the direction of the Seller Representative.

(c)     The Seller Representative will act for Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of Sellers, but the Seller Representative will not be responsible to Sellers for any loss or damage that any Seller may suffer by reason of the performance by the Seller Representative of such Seller Representative’s duties under this Agreement, other than loss or damage arising from fraud, gross negligence or willful misconduct in the performance of the Seller Representative’s duties under this Agreement. Sellers do hereby jointly and severally agree to indemnify and hold the Seller Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of the Seller Representative’s duties under this Agreement, except for any such liability arising out of the fraud, gross negligence or willful misconduct of the Seller Representative. The Seller Representative will not be entitled to any fee, commission or other compensation for the performance of his or her services hereunder, but will be entitled to the payment from the Sellers of all his or her expenses incurred as the Seller Representative.

(d)     If the Seller Representative shall die, become disabled, resign or otherwise be unable to fulfill his or her responsibilities as agent of Sellers, then Sellers shall, within ten (10) days after such death or disability, appoint a successor agent and, promptly thereafter (but in any event within two (2) Business Days after such appointment), shall notify Buyer in writing of the identity of such successor. Any such successor shall be appointed by the written consent of Sellers, and any successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

(e)     All notices or other communications required to be made or delivered by Buyer to a Seller shall be made to the Seller Representative for the benefit of such Seller, and any notices so made shall discharge in full all notice requirements of Buyer to such Seller with respect thereto. All notices or other communications required to be made or delivered by a Seller shall be made by the Seller Representative (except for a notice under Section 10.14(d) of the replacement of the Seller Representative).

10.15.     Supplement to Company Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a "Schedule Supplement"). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.3 have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 9.2 with respect to such matter.

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Buyer:

BIOLIFE SOLUTIONS, INC.

By:	/s/ Michael Rice
Name: Michael Rice
Title: Chief Executive Officer

[Signatures continue on next page]

[Signature Page to Stock Purchase Agreement]

The Company:

SCISAFE HOLDINGS, INC.

By:	/s/ Garrie Richardson
Name: Garrie Richardson
Title: Chief Executive Officer/President

Seller Representative:

/s/ Garrie Richardson
Garrie Richardson

[Signatures continue on next page]

Sellers:

/s/ Garrie Richardson
Garrie Richardson

/s/ Nicholas Knight
Nicholas Knight

/s/ Reuben Straker
Reuben Straker

/s/ Richard Richardson
Richard Richardson

/s/ Philip Straker
Philip Straker

Exhibit A
Definitions

1.     Certain Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Escrow Agreement, Non-Competition Agreements, the Employment Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Benefit Plan” means any deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by the Company for the benefit of any employee or terminated employee of the Company, or with respect to which the Company has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of COVID-19 Measures or other “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Buyer Common Stock” means shares of the common stock, par value $0.001 per share, of Buyer.

“Buyer Common Stock Price” means a price per share equal to the VWAP of Buyer Common Stock listed by the principal exchange or securities market on which shares of Buyer Common Stock are then traded (or any successor exchange or quotation system on which such shares are listed or quoted) for the ten (10) Trading Day period ending on the Trading Day immediately prior to the date of determination, which in the case of determining the Closing Stock Consideration shall be the ten (10) Trading Day period ending immediately prior to the execution date of this Agreement (and, for the avoidance of doubt, not the Closing Date). Any determinations of the Buyer Common Stock Price shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“Cash” means the fair market value (expressed in United States dollars) of all cash and cash equivalents of any kind (including all cash in bank accounts and cash on hand, restricted cash, cash on deposit, cash deposited with third parties and cash posted for bonds or with respect to escrows) of the Company as of the Closing Time.

“Closing Cash Consideration” means an aggregate amount of cash consideration equal to (i) $15,000,000, minus (ii) an amount equal to the Indebtedness (which, for clarity, does not include the Excluded Indebtedness), minus (iii) an amount equal to the unpaid Transaction Expenses, minus (iv) the Escrow Amount.

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Confidential Information” means any information concerning the business and affairs of a Group Company or Buyer or their respective Affiliates that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to a Group Company or Buyer by third parties to the extent that a Group Company has an obligation of confidentiality in connection therewith.

“Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or legal obligation of any kind, written or oral (including any amendments or other modifications thereto).

“Copyrights” means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19 Measures” means actions required to comply with or respond to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

“Data Site” means the Intralinks virtual dataroom or data site entitled “Project Stone Cold” maintained by or on behalf of the Seller Parties to provide information for Buyer in contemplation of this Agreement and the transactions contemplated hereby.

“Disclosure Schedules” means the disclosure schedules to this Agreement dated as of the date hereof and forming a part of this Agreement, including the Company Disclosure Schedules and the Buyer Disclosure Schedules (subject to the right of the Seller Parties to supplement the Company Disclosure Schedules after the date hereof, which, if supplemented, shall be dated the date they are provided to Buyer).

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by any Person. With respect to claims by employees or other third parties, Environmental Condition also includes the exposure of Persons to amounts of Hazardous Materials, in excess of maximum exposure limits established by applicable Environmental Law.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources and health, safety and fire prevention, including those relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material.

“Environmental Permits” means all permits, approvals, agreements, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Event of Acceleration” means (i) Buyer (or its Affiliates) shall cease to own and control, of record and beneficially, 100% of each class of outstanding equity interests of the Company, (ii) any person or group of persons within the meaning of §13(d)(3) of the Exchange Act becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding equity interests of Buyer, or (iii) the acquisition by a person or group of persons (other than Affiliates of Buyer) of all or substantially all of the Company’s assets or the assets of a Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud” means an intentional misrepresentation of material fact, willful misconduct or fraud in connection with this Agreement that constitutes common law fraud under Delaware law. For the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.

“Fraud Claim” means any claim based upon Fraud.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governing Documents” means, with respect to any entity, its certificate of incorporation, certificate of formation or similar charter document and its bylaws, operating agreement or similar governing document.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body. The term “Governmental Authority” includes any Person acting on behalf of a Governmental Authority.

“Group Company” means the Company, SciSafe DE, and SciSafe NJ, either collectively, individually, or in any combination.

“Hazardous Material” means (a) all substances, materials, chemicals, compounds, pollutants or wastes regulated by, under or pursuant to any Environmental Laws, including the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Clean Water Act, 33 U.S.C. §§1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, Title III of Public Law 99-499, the Safe Drinking Water Act, and any and all foreign (whether national, provincial or local), state or local counterparts thereto or other similar foreign (whether national, provincial or local), state or local laws and orders, including any and all rules and regulations promulgated thereunder, or any common law theory based on nuisance, negligence, product liability, trespass, ultrahazardous activity or strict liability; and (b) asbestos, petroleum, any fraction or product of crude oil or petroleum, radioactive materials and polychlorinated biphenyls.

“Indebtedness” means, without duplication, (a) the outstanding principal of, and accrued and unpaid interest on, all bank or other third party indebtedness for borrowed money of a Group Company, including indebtedness under any bank credit agreement and any other related agreements and all obligations of a Group Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which a Group Company is responsible or liable, (b) all obligations of a Group Company for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not paid, (c) all obligations of a Group Company issued or assumed for deferred purchase price payments, (d) all obligations of a Group Company under leases required to be capitalized in accordance with GAAP, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by a Group Company, whether periodically or upon the happening of a contingency, (f) all obligations of a Group Company secured by a Lien (other than a Permitted Lien) on any asset of the Company, whether or not such obligation is assumed by a Group Company, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by a Group Company or which a Group Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, but excluding from Indebtedness the following (as such, the “Excluded Indebtedness”) (i) any deferred tax liability within the meaning of GAAP, (ii) the Payroll Protection Program loan made to SciSafe NJ, (iii) vehicle loans, (iv) freezer purchase extended credit, and (v) the equipment leases and facility leases set forth on Schedules 4.11 and 4.12.

“Independent Expert” means a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm recognized nationally or in the New York City tri-state region (which appointment will be made no later than ten (10) days after the Dispute Resolution Notice Date); provided, that if the Independent Expert does not accept its appointment or if Buyer and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Dispute Resolution Notice Date, either Buyer or the Seller Representative may require, by written notice to the other, that the Independent Expert be selected by the New York City Regional Office of the American Arbitration Association in accordance with the procedures of the American Arbitration Association. The parties agree that the Independent Expert will be deemed to be independent even though a party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.6.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; (g) rights of publicity and privacy, and moral rights, and (h) all licenses, sublicenses, permissions, and other agreements related to the preceding property.

“IRS” means the U.S. Internal Revenue Service or any successor entity.

“Knowledge” means: (i) with respect to the Company, the actual present knowledge of a particular matter by (x) any executive officer or director of the Company or any of its Subsidiaries, and the knowledge that any such Person would reasonably be expected to have in the course of diligently performing their respective duties on behalf of the Company, or (y) the knowledge of any Seller (as defined in subpart (ii); (ii) with respect to any Seller, the actual present knowledge of a particular matter by such Seller, without independent inquiry; and (iii) with respect to Buyer, the actual present knowledge of a particular matter by any of the directors or executive officers of Buyer, without independent inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means, with respect to any Seller Party, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, Liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of the Group Companies (taken as a whole), or materially diminish the value of the Purchased Shares or (b) does or would reasonably be expected to materially impair or delay the ability of a Seller Party to perform their respective obligations under this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby; provided, however, that with respect to the Company, a Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) with respect to the Company, the industries in which the Company primarily operates and not specifically relating to the Company, (E) a natural disaster, (F) the outbreak or worsening of COVID-19, Coronavirus or other pandemic, (G) any matters that arise out of or result from any action or omission that is explicitly contemplated or required by this Agreement (provided, that in the cases of clauses (A) through (F), the Company is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as the Company).

“Net Debt” means the amount, determined as of the Closing Time, equal to (i) the aggregate Indebtedness of the Company minus (ii) the Cash of the Company, in each case determined in accordance with the Group Companies’ historical practices. For the avoidance of doubt, the Excluded Indebtedness will not be taken into account when determining the aggregate Indebtedness of the Company.

“Net Working Capital” means, as of the Closing Time, (i) all current assets of the Company (excluding, without duplication, Cash), on a consolidated basis, minus (ii) all current liabilities of the Company (excluding, without duplication, Indebtedness, the Payroll Protection Program loan made to SciSafe NJ, vehicle loans, freezer purchase extended credit, and unpaid Transaction Expenses), as determined in accordance with the Group Companies historical practices. For the avoidance of doubt, “current assets” will exclude any receivable from a Seller. An example of the Net Working Capital calculation is set forth on Schedule 1.6(a), as shown when calculating Net Working Capital – As Adjusted.

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, assessment, determination or award that is or has been made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person, or is otherwise taken in the usual manner of the business or the usual range of business activities; and (b) such action is not required by the Governing Documents or applicable Laws to be authorized by the equity holders of such Person, the board of directors (or equivalent) of such Person or any committee of the board of directors (or equivalent) of such Person and does not require any other special authorization of any nature. Unless the context or language herein requires otherwise, each reference to Ordinary Course of Business will be deemed to be a reference to Ordinary Course of Business of a Group Company.

“Patents” means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person and that is required for the operation of the business of a Group Company or the ownership, use, operation, storage, handling of sale of its assets.

“Permitted Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Permitted Liens” means any (a) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable, (b) Liens for current taxes not yet due and payable, (c) reservations, limitations, provisions and conditions expressed in any existing applicable building, safety, fire or other Laws which in the aggregate do not in any material respect impair the use of a Group Company’s leased real property in the conduct of its business, (d) easements, rights of way, zoning ordinances and other similar Liens affecting a Group Company’s leased real property which do not prohibit or interfere with a Group Company’s current use of the leased real property, (e) Liens created by Buyer, (f) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, or (g) other Liens approved by Buyer in writing.

“Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned, used or leased by a Group Company and currently used in the conduct or operations of the Company’s business. The Personal Property that shall exist at the Closing Time is subject to depletions, replacements and additions in the Ordinary Course of Business through the Closing Time.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, consultants, agents and advisors (including financial advisors, counsel and accountants).

“SciSafe DE” means SciSafe Inc., a Delaware corporation.

“SciSafe NJ” means SciSafe, Inc., a New Jersey corporation.

“SciSafe Revenue” means with respect to any designated period of time, the amount of net revenue of the Company (excluding legal revenue), for such period, as determined in accordance with GAAP, consistently applied. For purposes of this definition, legal revenue means revenue earned from the recovery and storage of allegedly defective medical devices and related documentation involved in product liability lawsuits.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context otherwise requires, any reference to a Subsidiary in this Agreement will mean a Subsidiary of the Company.

“Target Net Working Capital” means an amount equal to Three Hundred and Fifty Thousand Dollars ($350,000.00).

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise, and any Liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (as defined in Section 1504(a) of the Code) (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar agreement with an Affiliate or former Affiliate of the Company in effect prior to the Closing.

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Trademarks” means all trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trading Day” means any day on which shares of Buyer Common Stock are actually traded on the principal securities exchange or securities market on which shares of Buyer Common Stock are then traded.

“Transaction Expenses” means the aggregate of all fees and expenses payable by any Seller or any Group Company in connection with the consummation of the transactions contemplated hereby (or incurred in connection with the transactions hereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants.

“VWAP” means, as of any date, the dollar volume-weighted average price for Buyer Common Stock on the principal securities exchange or securities market on which such shares are then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of Buyer Common Stock in the over-the-counter market on the electronic bulletin board for Buyer Common Stock during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for Buyer Common Stock as reported by NASDAQ; provided, that if the VWAP cannot be calculated for Buyer Common Stock on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as reasonably determined in good faith by Buyer.

“Working Capital Adjustment Amount” means the Buyer Adjustment Amount or the Seller Adjustment Amount, as the case may be.

2.     Other Defined Terms. The following capitalized terms, as used in the Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
2021 Earnout Payment	2.1(a)	Earnout Year	2.1
2021 Revenue Target	2.1(a)	Employment Agreements	7.2(c)(v)
2021 SciSafe Revenue	2.1(a)	Estimated Cash Consideration	1.4
2022 Earnout Payment	2.1(b)	Estimated Closing Statement	1.4
2022 Revenue Target	2.1(b)	Estimated Purchase Price	1.4
2022 SciSafe Revenue	2.1(b)	Federal Securities Laws	6.7
2023 Earnout Payment	2.1(c)	Final Statement	1.6(c)
2023 Revenue Target	2.1(c)	Financial Statements	4.7
2023 SciSafe Revenue	2.1(c)	Garrie Richardson Shares	1.3(c)
2024 Earnout Payment	2.1(d)	Indemnification Cap	9.4
2024 Revenue Target	2.1(d)	Interim Period	6.2(a)
2024 SciSafe Revenue	2.1(d)	IP Licenses	4.13(a)
AAA	9.3(c)	Leased Premises	4.12
Buyer Adjustment Amount	1.6(d)	Leases	4.12
Seller Adjustment Amount	1.6(e)	Loss	9.2
Agreement	Preamble	Non-Competition Agreement	7.2(c)(iv)
Arbitration Rules	9.3(c)	Noncompliance Period	2.4
Bank Account	4.24	Outbound IP License	4.13(c)
Basket	9.4	Outside Date	8.1(b)
Buyer	Preamble	Personal Property Leases	4.11
Buyer Closing Statement	1.6(a)	Public Certifications	5.6(a)
Buyer Disclosure Schedules	ARTICLE V	Purchase Price	1.2(a)
Buyer Financials	5.6(b)	Purchased Shares	1.1
Indemnified Parties	9.2	Registered IP	4.13(a)
Cash Consideration	1.2(a)(i)	Registration Statement	6.12
Closing	3.1	Related Person	4.23
Closing Date	3.1	SEC Reports	5.6(a)
Closing Filing	6.6(b)	Section 409A Plan	4.20(f)
Closing Press Release	6.6(b)	Seller Parties	Preamble
Closing Shares	1.2(a)(ii)	Seller Representative	10.14(a)
Closing Stock Consideration	1.2(a)(ii)	Sellers	Preamble
Company	Preamble	Significant Stockholder	7.2(c)(iv)
Company Disclosure Schedules	ARTICLE IV	Signing Filing	6.6(b)
Consideration Shares	1.2(a)(iii)	Signing Press Release	6.6(b)
Delivery Date	6.12	Special Reps	9.1(a)
Earnout Payments	2.1(d)	Survival Date	9.1(a)
Earnout Period	2.1	Top Customers	4.25
Earnout Shares	1.2(a)(iii)	Top Suppliers	4.25
Earnout Statement	2.2	Transfer Taxes	6.11(d)

Exhibit B

Form of Non-Competition Agreement

Annex-1

Exhibit C

Form of Employment Agreement

A-2

Annex I
Sellers

A-3

Annex II
Significant Company Stockholders

Garrie Richardson

Nicholas Knight

Reuben Straker

Richard Richardson

Philip Straker

A-4